Exhibit 10.1

AMENDED AND RESTATED
COLLABORATION AND LICENSE AGREEMENT
This Amended and Restated Collaboration and License Agreement (the “Agreement”) is entered into as of June 7, 2021 (the “Effective Date”) by and between Inovio Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware and having a place of business at 60 W. Germantown Pike, Suite 110, Plymouth Meeting, PA 19462 USA (“Inovio”), and Advaccine Biopharmaceuticals Suzhou Co., Ltd., a corporation having a place of business at B1-308, No. 218 Xinghu Street, Suzhou 214002, Jiangsu Province, China (“Advaccine”). Inovio and Advaccine are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
Whereas, Inovio is currently conducting research and development of the Vaccine (as defined below) and the Product (as defined below);
Whereas, Advaccine is a pharmaceutical company with experience in developing pharmaceutical products in, among other regions, the Advaccine Territory (as defined below);
Whereas, the Parties have been collaborating in co-development of Vaccine since January 2020, including conducting preclinical studies, early stage clinical trials and other development activities in connection with the Product, and desire to continue the collaboration for the Development, Manufacturing and Commercialization of the Product (with each capitalized term as respectively defined below);
Whereas, in furtherance of such collaboration, the Parties wish to co-develop the Product under a Global Phase 3 Study (as defined below) in accordance with the terms of this Agreement;
Whereas, Inovio and Advaccine previously entered into that certain Collaboration and License Agreement (the “Prior Agreement”) dated as of December 31, 2020 (the “Prior Effective Date”) pursuant to which Inovio granted Advaccine the exclusive right to Develop, Manufacture and Commercialize the Product in Greater China (with each capitalized term as respectively defined below);
Whereas, in furtherance of such collaboration, the Parties wish to expand the scope of territories exclusively licensed to Advaccine; and
Whereas, Advaccine and Inovio have entered into that certain Non-exclusive License Agreement, dated as of December 31, 2020 (the “Non-Exclusive License Agreement”), pursuant to which Advaccine granted Inovio a non-exclusive license to certain DNA vaccine manufacturing processes.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1“Accounting Standards” means (i) for Inovio, the U.S. generally accepted accounting principles (“GAAP”), and (ii) for Advaccine, the International Financial Reporting Standards (“IFRS”) or any other accounting standards it is required to adopt under the applicable Laws, in either case consistently applied.
1.2“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.
1.3“Advaccine Patents” means any Patents that claim Advaccine Inventions.
1.4“Advaccine Territory” means, collectively, (a) mainland China, Taiwan, Hong Kong and Macau (“Greater China”) and (b) the countries listed on Schedule 1.4 attached hereto (each of mainland China, Taiwan, Hong Kong, Macau and the countries listed on Schedule 1.4, a “Region”).
1.5“Adverse Risk” means any risk of an adverse effect on the Development, procurement or maintenance of Regulatory Approval, Manufacture or Commercialization of the Products.
1.6“Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.7“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, to the extent applicable, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.
1.8“Array” means device arrays used in combination with the Inovio Device.

1.9“Biosimilar Product” means, with respect to a particular Product that has received Regulatory Approval for a particular indication in a particular Region and is being marketed and sold by Advaccine or any of its Affiliates or Sublicensees in the applicable Region, a biologic product that (a) is sold in such region by a Third Party that is not a sublicensee of Advaccine or its Affiliate, and where such Third Party did not purchase or acquire such product in a chain of distribution that included any of Advaccine or its Affiliates or sublicensees, and (b) has received Regulatory Approval (with all references in the definitions for Biosimilar Product and Regulatory Approval to the “Product” to be deemed references to such biologic product) in such Region for the same indication as the applicable Product as a “bioequivalent,” “biosimilar” or similar designation of interchangeability by the applicable Regulatory Authority in such Region pursuant to an expedited or abbreviated approval process, where (i) such Product is the reference product in such Region, and (ii) such Regulatory Approval referred to or relied on the approved Marketing Authorization Application for such Product held by Advaccine or its Affiliate or Sublicensee in such Region or the data contained or incorporated by reference in such approved Marketing Authorization Application for such Product in such Region.
1.10“Business Day” means a day other than Saturday, Sunday or any day that banks in Suzhou, China; Plymouth Meeting, PA; or New York City, New York, are required or permitted to be closed.
1.11“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.
1.12“Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2021, and for each Calendar Year thereafter each 12-month period commencing on January 1, and ending on December 31, except that the last Calendar Year will commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.
1.13“Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.
1.14“Clinical Supply Costs” means Inovio’s Manufacturing Expenses for the clinical supply of Product in connection with the Global Phase 3 Study.
1.15“Clinical Trial” means any clinical testing of a pharmaceutical or biologic product in human subjects.

1.16“CMC Information” means Information related to the chemistry, manufacturing and controls of the Product, as specified by the FDA, NMPA and other applicable Regulatory Authorities.
1.17“Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the Products, including strategic marketing, sales force detailing, advertising, market the Product support, all customer support, the Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of the Product. “Commercialize” and “Commercializing” shall have the correlative meanings.
1.18“Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Product at a similar stage of commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors. It is understood that in fulfilling any obligation to use Commercially Reasonable Efforts in this Agreement, a Party shall not take into account (i) any other pharmaceutical product such Party is then researching, developing, manufacturing or commercializing outside the scope of this Agreement, (ii) the payments required to be made by such Party to the other Party under this Agreement, (iii) such Party’s access to sufficient personnel, capital or resources to conduct its responsibilities hereunder in accordance with the foregoing standards or (iv) political considerations.
1.19“Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to regulatory authorities.
1.20“Competing Product” means any biological or pharmaceutical product, other than the Vaccine or the Product, that is intended for the prevention of the disease caused by SARS-CoV-2.
1.21“Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by a Party or its Affiliates pursuant to the mutual non-disclosure agreement between Beijing Advaccine Biotechnology Co., Ltd. and Inovio dated January 27, 2020 (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under

Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement. For clarity, Inovio Licensed Know-How shall be deemed Confidential Information of Inovio.
1.22“Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, with respect to any material, Information, Patent or other intellectual property right obtained by Inovio after the Prior Effective Date from a Third Party, Inovio shall be deemed to Control such material, Information, Patent or other intellectual property right only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor, unless Advaccine agrees in advance of any grant of rights thereto to pay such royalties or other consideration.
1.23“Cover” means, with respect to a Patent and a Product, that the Manufacture, use, offer for sale, sale or import of such Product by an unlicensed Third Party would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” shall have the correlative meanings.
1.24“CTA” means a Clinical Trial Application which provides comprehensive information about the investigational medicinal product(s) and planned trial, enabling Regulatory Authorities to assess the acceptability of conducting the applicable study.
1.25“Data” means all data, including CMC Information, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Advaccine) or licensees, including Inovio Partners (in the case of Inovio), pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable Inventions.
1.26“Development” means all activities conducted relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to the Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of the Products; provided, however, “Development” shall exclude any activities relating to the Manufacture of the Product. “Develop” and “Developing” shall have the correlative meanings.
1.27“Development Costs” means R&D Out-Of-Pocket Costs, R&D Internal Costs, and Clinical Supply Costs.
1.28“Drug Substance” means bulk drug substance that is represented for use in a drug that, when used in the Manufacturing of a drug, becomes an active pharmaceutical ingredient.

1.29“EMA” means the European Medicines Agency or any successor entity.
1.30“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.31“Field” means all prophylactic and therapeutic use in humans.
1.32“First Commercial Sale” means with respect to a Region, the first sale of a Product in such Region to a Third Party by or on behalf of Advaccine, its Affiliates or Sublicensees after Regulatory Approval has been obtained in such Region.
1.33“Fiscal Year” means Advaccine’s fiscal year that starts on January 1 and ends on December 31.
1.34“FTE” means employees of Inovio or its Affiliates, excluding personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).
1.35“FTE Costs” means, with respect to any period, the FTE Rate multiplied by the number of hours of FTEs expended by Inovio during such period.
1.36“FTE Rate” means a rate of [***] per hour.
1.37“GCP” or “Good Clinical Practices” means the then-current requirements, standards, practices and procedures promulgated or endorsed by the FDA as set forth in 21 Code of Federal Regulations Parts 50, 54, 56, and 312 and the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, and comparable regulatory standards, practices and procedures promulgated by the NMPA or other Regulatory Authority applicable in the Advaccine Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.38“Global Development Costs” means those certain Development Costs incurred on or after [***] in connection with either Party’s conduct of the Global Phase 3 Study in accordance with the Global Phase 3 Study Plan. For clarity, Global Development Costs excludes (i) any costs or expenses incurred by Advaccine in connection with its activities under the Global Phase 3 Study in Greater China, and (ii) any costs or expenses incurred by Inovio, its Affiliates, Sublicensees or Third Parties that are solely related to its activities in connection with the performance of the Clinical Trial in the US under the Global Phase 3 Study. For clarity, Global Development Costs shall include costs incurred by Inovio in the US in connection with the conduct of Global Phase 3 Study that are not specific to the dosing of patients in the Clinical Trial in the US, such as trial management and operations costs, pharmacovigilance costs, on-going stability costs, regulatory costs, and analytical testing costs.
1.39“Global Phase 3 Study” means that certain Phase 3 Clinical Trial described in Schedule 1.39, attached hereto, to be conducted by Inovio and Advaccine (other than in Greater China, where such Phase 3 Clinical Trial will be conducted by Advaccine). For clarity, Global

Phase 3 Study does not include any Clinical Trials not specifically described in Global Phase 3 Study Plan and does not include any Clinical Trial that will be conducted by Each Party independently. For additional clarity, Global Phase 3 Study does include any Clinical Trial conducted by a Global Purchasing Entity.
1.40“Global Phase 3 Study Plan” means that certain development plan for the Global Phase 3 Study set forth in Schedule 1.40, attached hereto, , as such development plan may be updated or amended from time to time in accordance with this Agreement.
1.41“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by NMPA or other Regulatory Authority applicable to the Advaccine Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.42“GMP” means (a) the good manufacturing practices required by the FDA and set forth in the FDCA or FDA regulations (including without limitation 21 U.S.C. 351 and 21 CFR Parts 210 and 211), policies, guidances or guidelines, or any applicable equivalent within a regulatory jurisdiction, including, without limitation, any applicable current good manufacturing practices requirements and pharmaceutical industry standards for the manufacture and testing of investigational pharmaceutical materials in force from time-to-time in the European Union (including, without limitation, Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice), the relevant national implementations of these rules and any relevant national and European Commission and EMA guidance and, in particular, Annex 13 of the Guide to Good Manufacturing Practice entitled “Manufacture of investigational medicinal products”, as updated and amended from time-to-time, in each case in effect at any time during the term of this Agreement, for the manufacture, handling and testing of investigational pharmaceutical products; (b) the corresponding requirements of each applicable Regulatory Agency or other governmental authority, and (c) any other guidances, procedures, practices, arrangements, additions or clarifications, as the Parties may agree in writing from time-to-time.
1.43“Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.
1.44“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.45“ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.46“Information” means any Data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.
1.47“Initiation” means, with respect to a Clinical Trial, enrollment of the first patient in such Clinical Trial. “Initiate” and “Initiating” shall have the correlative meanings.
1.48“Inovio Device” means Inovio’s proprietary electroporation device CELLECTRA® 2000 and CELLECTRA® 3PSP, including any improvements and variants thereof Controlled by Inovio, and the associated Arrays, applicators and components.
1.49“Inovio Licensed Know-How” means any and all Information (including Data and Regulatory Materials) that (a)(i) is Controlled by Inovio or its Affiliates as of the Prior Effective Date with respect to Greater China and as of the Effective Date outside of Greater China or (ii) becomes Controlled by Inovio or its Affiliates during the Term, and (b) is necessary for the Development, Manufacture, or Commercialization of the Vaccine and/ or the Product in the Field in the Advaccine Territory. For clarity, Inovio Licensed Know-How shall include Inovio’s interest in any Information included in Inovio Inventions and Joint Inventions.
1.50“Inovio Licensed Patents” means any and all Patents that (a)(i) are Controlled by Inovio or its Affiliates as of the Prior Effective Date with respect to Greater China and as of the Effective Date outside of Greater China or (ii) become Controlled by Inovio or its Affiliates during the Term, and (b) Cover the Vaccine and/or the Product in the Field in the Advaccine Territory. Inovio Licensed Patents include the Patents listed in Exhibit A and Inovio’s interest in any Joint Patents that may be filed during the Term.
1.51“Inovio Product-Specific Licensed Patents” means any Inovio Licensed Patents specifically claiming the composition of matter of, or the method of making or using, the Vaccine and/the Product in the Field in the Advaccine Territory. The Parties acknowledge and agree that the Patents listed in Exhibit A are Inovio Product-Specific Licensed Patents.
1.52“Inovio Technology” means the Inovio Licensed Know-How and Inovio Licensed Patents.
1.53“Inovio Territory” means the world except for the Advaccine Territory.
1.54“Inovio US Trial” means a Phase 3 Clinical Trial or any other trials that are equivalent or similar to a Pivotal Clinical Trial, as requested by the FDA or at its own initiative, designed or intended to ascertain efficacy of the Product in a larger population, to be conducted by Inovio, itself or by its Affiliate or a Third Party in the U.S. or any other jurisdictions in the Inovio Territory.

1.55“Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Advaccine) or licensees, including Inovio Partners (in the case of Inovio) (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of the Product, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.
1.56“Joint Patents” means any Patents that claim Joint Inventions.
1.57“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.
1.58“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting the Vaccine or the Product (as well as the Array), including oversight and management of vendors therefor.
1.59“Manufacturing Cost” means, with respect to a particular drug product supplied by Inovio pursuant to Section 7.1: (a) if Inovio or its Affiliate Manufactures the applicable drug product, the actual manufacturing cost of such drug product (as determined in accordance with U.S. GAAP consistently applied with its other products); or (b) if a Third Party Manufactures such drug product, the actual transfer price paid by Inovio or its Affiliate to such Third Party for the Manufacture of such drug product without any additional mark-up; in each case of (a) and (b), excluding the external costs of insurance and transportation, import and export taxes and fees, and similar charges, for such drug product.
1.60“Manufacturing Expenses” means, with respect to a particular unit of Product or Inovio Device used in connection with the Global Phase 3 Study: (a) if Inovio or its Affiliate Manufactures the applicable Product or Inovio Device, the actual manufacturing cost of such Product or Inovio Device (as determined in accordance with U.S. GAAP consistently applied with its other products); or (b) if a Third Party Manufactures such Product or Inovio Device, the actual transfer price paid by Inovio or its Affiliate to such Third Party for the Manufacture of such Product or Inovio Device without any additional mark-up; in each case of (a) and (b), excluding the external costs of insurance and transportation, import and export taxes and fees, and similar charges, for such Product or Inovio Device.
1.61“Marketing Authorization Application” or “MAA” means new drug application, biologics license application, or other marketing authorization application to the appropriate Regulatory Authority for approval to market a Product, but excluding pricing approvals.
1.62“Net Sales” means the gross amounts billed or invoiced by Advaccine, its Affiliates and their respective Sublicensees for sales of the Products to Third Parties, less the following deductions to the extent reasonable, customary, and actually allowed and taken with respect to such sales:
(a)trade, cash or quantity discounts not already reflected in the amount invoiced, to the extent related to the gross amount billed or invoiced;
(b)price reductions, rebates and administrative fees (including those paid or credited to pharmacy benefit managers, governmental authorities or otherwise) (provided that, such administrative fees shall not be in excess, in the aggregate of [***] of Net Sales with respect to any given Calendar Quarter);
(c)shipping costs, including freight, insurance and other transportation charges or costs incurred in shipping of the Products to Third Parties (provided that, such shipping costs shall not be in excess of [***] of Net Sales with respect to any given Calendar Quarter);
(d)sales, use, excise, value-added or similar taxes, customs duties and other governmental fees, charges and surcharges imposed on the sale of the Products;
(e)amounts repaid or credited by reason of rejections, defects, recalls or returns;
(f)amounts paid or credited for wholesaler chargebacks; and
(g)any receivables that have been included in gross sales and are deemed to be uncollectible according to Accounting Standards (any such bad debt deductions shall be applied to Net Sales in the period in which such receivables are written off) (provided that, the amount of such receivables shall not be in excess of [***] of Net Sales with respect to any given Calendar Quarter).
Notwithstanding the foregoing, amounts received or invoiced by Advaccine, its Affiliates, or their respective Sublicensees for the sale of the Product among Advaccine, its Affiliates or their respective Sublicensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user. For purposes of determining Net Sales, the Product shall be deemed to be sold when billed or invoiced. Net Sales shall be accounted for in accordance with standard Advaccine practices for operation by Advaccine, its Affiliates or their respective Sublicensees, as practiced in the Advaccine Territory, but in any event in accordance with Accounting Standards consistently applied in the Advaccine Territory. For clarity, a particular item may only be deducted once in the calculation of Net Sales. Notwithstanding anything to the contrary in the foregoing, to the extent any amounts deducted pursuant to subsections (d) or (g) above are subsequently recovered by Advaccine, its Affiliates, or their respective Sublicensees during the Term, such recovered amounts shall be deemed “Net Sales” for the subsequent Calendar Quarter; provided that, if no royalties are owed by Advaccine for such subsequent Calendar Quarter pursuant to Section 8.4, Advaccine shall promptly refund such recovered amounts to Inovio.
The transfer of any Product to an Affiliate, Sublicensee, or other Third Party (x) in connection with the research, development or testing of a Product (including, without limitation, the conduct of Clinical Trials), (y) for purposes of distribution as promotional samples, or (z) at nominal cost for indigent or similar public support or compassionate use programs, will not, in any case, be considered a Net Sale of a Product under this Agreement.
With respect to any transfer of any Product in the Advaccine Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the Advaccine Territory during the applicable reporting period (or if there were only de minimus cash sales in the Advaccine Territory, at the fair market value as determined by comparable markets).
Advaccine, its Affiliates, and their respective Sublicensees shall sell the Product as a standalone product and will not sell the Product as a part of a bundle with other products or offer packaged arrangements to customers that include the Product, except with Inovio’s prior written consent.
In the event that a Product is sold by Advaccine, its Affiliates or their respective Sublicensees in a relevant Region as part of a Combination Product, where “Combination Product” means any unified dose (e.g., not a kit of two separate and distinct drug dosage forms that are priced and sold separately) of pharmaceutical product which is comprised of (x) a Product and (y) other therapeutically active compound(s) not licensed by Inovio to Advaccine hereunder (collectively the “Other Products”), Net Sales of such Product, for the purposes of determining royalty payments, shall be determined by the subsections below:
(i)    [***]
(ii)    [***]
1.63“NMPA” means the National Medical Products Administration of the People’s Republic of China, formerly known as the China Food and Drug Administration, or any successor agency or authority thereto.
1.64“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof.

1.65“Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.66“Phase 2 Clinical Trial” means any human clinical trial of a Vaccine conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular indication or indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.
1.67“Phase 3 Clinical Trial” means any human clinical trial of a Vaccine designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support regulatory approval of such Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.
1.68“Pivotal Clinical Trial” means a pivotal study in human patients with a defined dose or a set of defined doses of the Product designed or intended to ascertain efficacy and safety of the Product for the purpose of enabling the preparation and forming the primary basis for submission of a Marketing Authorization Application for the Product to the competent Regulatory Authority in a Region of the Advaccine Territory, which may be a Phase 2 Clinical Trial or a Phase 3 Clinical Trial.
1.69“Product(s)” means any pharmaceutical/biological product in any form comprising the Vaccine, with or without an Inovio Device.
1.70“Proper Conduct Practices” means, Advaccine, its Affiliates and Sublicensees, and each of their Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Laws, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so;

(b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.
1.71 “R&D Out-Of-Pocket Costs” means amounts actually paid by Inovio or Affiliates of Inovio to Third Parties for goods and services required in order for Inovio to conduct the Global Phase 3 Study.
1.72“R&D Internal Costs” means all FTE Costs of Inovio and Affiliates of Inovio incurred directly in connection with the conduct of the Global Phase 3 Study, but for clarity R&D Internal Costs shall not include FTEs associated with the Manufacture of the Product, which shall be calculated and shared, if applicable, based on the Manufacturing Expenses and not separately charged as FTEs.
1.73“Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, marketing, importation, exportation, use or commercial sale of a Product in a given country or regulatory jurisdiction.
1.74“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
1.75“Regulatory Materials” means regulatory applications (including CTA and MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize the Products in a particular country or jurisdiction.
1.76“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.

1.77“Sublicensee” means a Third Party that has received a license or other right under the Inovio Technology in accordance with Section 2.1(c), but shall not include (i) any Third Party wholesaler or distributor engaged for the sale of the Product (even if such wholesaler or distributor is granted a right or license to sell Product) provided that such wholesaler or distributor does not make any royalty, milestone, profit share or other payment to Advaccine or its Affiliate based on such wholesaler’s or distributor’s sale of the Product; or (ii) any Third Party contract research organization or manufacturer providing services to Advaccine or its Affiliate (even if such contract research organization or manufacturer is granted a right or license to make the Vaccine or the Product). For clarity, the gross invoiced price for sale of the Product to any wholesaler, distributor, contract research organization or manufacturer described above shall be included in Net Sales.
1.78“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.79“U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.
1.80“U.S.” or “USA” means the United States of America, including all possessions and territories thereof.
1.81“Vaccine” means INO-4800, which includes the DNA plasmid identified as pGX9501, encoding the Spike protein of SARS-CoV-2.
1.82“Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending patent application that has been prosecuted in good faith pending for no more than seven (7) years since its priority date and has not been abandoned or finally disallowed without the possibility of appeal.
1.83“Year” means any period of twelve (12) consecutive months.
1.84Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Accused Party	9.5
Advaccine	Preamble
Advaccine Housemarks	9.6(b)
Advaccine Indemnitees	11.1
Advaccine Inventions	9.1(d)(ii)
Advaccine Product Mark	9.6(a)
Advaccine Sublicense Agreement	2.1(c)

Agreement	Preamble
Alliance Manager	3.1
Bankruptcy Laws	15.13
Claims	11.1
Clinical Manufacturing Technology Transfer Agreement	7.1(c)
Clinical Supply Agreement	7.1(a)
Combination Product	1.62
Commercialization Plan	6.2(a)
Confidentiality Agreement	1.21
Development Plan	4.3
Divestiture	2.5
Effective Date	Preamble
Enforcing Party	9.4(c)
Executive Officer	14.1
First Supplemental Development Plan	4.3
GAAP	1.1
Greater China	1.4
IFRS	1.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Infringement Action	9.5
Initial Development Plan	4.3
Inovio	Preamble
Inovio Device Commercial Supply Agreement	7.2(a)
Inovio Indemnitees	11.2
Inovio Inventions	9.1(d)(i)
Inovio Partner	2.2
Insolvency Event	13.5
Insolvent Party	15.13
Joint Inventions	9.1(d)(iii)
Joint Steering Committee	3.2(a)
Losses	11.1
Non-Exclusive License Agreement	Recitals
Non-Insolvent Party	15.13
Other Products	1.62
Party	Preamble
PDF	15.12
Pharmacovigilance Agreement	5.8
Prior Agreement	Recitals

Prior Effective Date	Recitals
Product Materials	4.8
Region	1.4
Remedial Action	5.9
Royalty Term	8.4(b)
SEC	12.3(c)
Securities Regulators	12.2(c)
SIAC	14.2
SIAC Rules	14.2
Step-In Rights	9.2(d)
Tax Withholding	8.9(b)
Term	13.1
VAT	8.9(c)
Working Group	3.5

ARTICLE 2
LICENSE
2.1    License to Advaccine.
(a)License Grant. Subject to the terms and conditions of this Agreement, Inovio hereby grants Advaccine an exclusive (even as to Inovio except as provided in Section 2.1(b) below) license, with the right to sublicense (solely as provided in Section 2.1(c)), under the Inovio Technology, to Develop, Manufacture and have Manufactured (solely in accordance with Section 7.2), distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize the Products in the Field in the Advaccine Territory. For clarity, no rights shall be granted to Advaccine under this Section 2.1(a), with respect to the Development, Manufacture or Commercialization of any product containing or using for administration an Inovio Device without the Vaccine. For further clarity and unless otherwise agreed in Section 2.1(d), no rights shall be granted to Advaccine under this Section 2.1(a) with respect to the Manufacture of the Inovio Device other than the right to Manufacture the Arrays in the Advaccine Territory. As consideration for the foregoing license and access to and transfers of know-how under this Agreement, Advaccine will make certain payments to Inovio as set out in, and subject to the terms and conditions of, Article 8. Notwithstanding the foregoing to the contrary, in the event that Advaccine [***] and the [***]Payment Cap has been reached, Inovio will have the right to convert the foregoing license to a non-exclusive license for all countries in the Advaccine Territory (outside of Greater China), unless Advaccine agrees to pay to Inovio its fifty percent (50%) share of Development Costs pursuant to Section 8.1(b) that are in excess of the [***]Payment Cap, subject to Section 8.1(b)(ii).
(b)Inovio Retained Rights. Notwithstanding the exclusive rights granted to Advaccine in Section 2.1(a), Inovio and its Affiliates shall retain the following:

(i)the right to practice the Inovio Technology within the scope of the license granted to Advaccine under Section 2.1(a) in order to perform, or have performed by a Third Party contractor, Inovio’s obligations under this Agreement;
(ii)the right to Manufacture or have Manufactured the Products anywhere in the world for sale and use in the Inovio Territory, provided that Inovio shall obtain prior written consent, not to be unreasonably withheld, from Advaccine before Manufacturing or having Manufactured the Products in the Advaccine Territory using any rights granted to Inovio under the Non-Exclusive License Agreement for sale and use in the Inovio Territory;
(iii)the right to practice and license the Inovio Technology outside the scope of the license granted to Advaccine under Section 2.1(a); and
(iv)the right to conduct activities under the Global Phase 3 Study Plan in the Advaccine Territory (excluding in Greater China) in accordance with the terms of this Agreement.
(c)Sublicense Rights. Advaccine shall not have the right to grant sublicenses of the license granted in Section 2.1(a) without Inovio’s express prior written consent, except that Advaccine may grant such sublicense without Inovio’s consent to its Affiliates. Upon receiving approval from Inovio for the grant of a sublicense to a Third Party, Advaccine shall, within thirty (30) days after granting any such sublicense, notify Inovio of the grant of such sublicense and provide Inovio with a true and complete copy of the sublicense agreement (which may have financial information and other confidential information redacted, provided that such redacted information is not reasonably necessary for Inovio to assess compliance of the sublicense agreement with this Section 2.1(c)) (each, a “Advaccine Sublicense Agreement”). Each Advaccine Sublicense Agreement shall be consistent with the terms and conditions of this Agreement, and Advaccine shall be solely responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement. Without limiting the foregoing, each Advaccine Sublicense Agreement shall include the following additional terms and conditions:
(i)the Sublicensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement;
(ii)the Sublicensee shall not have any right to grant further sublicenses to the Inovio Technology (excluding sublicenses to Third Party contractors, including distributors and wholesalers);
(iii)the Sublicensee shall not have any right to prosecute or maintain or enforce any Inovio Licensed Patents; and
(iv)the Sublicensee shall assign or license to Advaccine all Data and Inventions generated by such Sublicensee, and shall grant Advaccine all of the rights necessary for Advaccine to fulfill its obligations under Sections 9.1(a) and 9.1(d).

(d)Additional License. Inovio hereby agrees to expand the license granted to Advaccine under Section 2.1 for Advaccine, by itself or through any of its Affiliates or a Third Party, to conduct the Phase 3 Clinical Trial in the Inovio Territory at Advaccine’s own cost and expense for the purpose of obtaining the Regulatory Approval of the Product in the Advaccine Territory, in the event of (i) unless a Phase 3 Clinical Trial in the Inovio Territory has already been completed, a Change of Control of Inovio, where the acquirer of Inovio, by itself or through any of its Affiliates or a Third Party, is developing, manufacturing or commercializing any Competing Product for the Advaccine Territory; (ii) an official request by any Regulatory Authority in the Advaccine Territory; (iii) the occurrence of such circumstances as described in Section 4.2; or (iv) otherwise upon mutual agreement of the Parties; provided, however, that Inovio shall have the right to review and approve the protocols and design of such Phase 3 Clinical Trial. Inovio hereby agrees to expand the license granted to Advaccine under Section 2.1 for Advaccine to have the Inovio Device Manufactured in the U.S. or any other mutually agreed upon country by a Third Party contract manufacturer for use with the Product in the Advaccine Territory in the event of the occurrence of an Insolvency Event of Inovio.
2.2    Inovio Partner. Inovio has the right, in its sole discretion, to enter into one or more agreements with Third Parties and grant such Third Parties the right to Develop, Manufacture and/or Commercialize the Products in one or more countries in the Inovio Territory (each such Third Party, a “Inovio Partner”); provided that (a) Inovio shall remain solely responsible for any Inovio Partner’s activities, and (b) the grant of such rights to such Inovio Partner shall not affect Inovio’s obligations under the Agreement. So long as such Inovio Partner(s) is not actively developing or commercializing any Competing Product in the Advaccine Territory, (i) Inovio shall have the right (but not the obligation) to fulfill any of its obligations under this Agreement through Inovio Partner(s), including Inovio’s obligations under Article 3, and (ii) Inovio shall have the right to disclose to Inovio Partner(s) all Information solely regarding the Products, including all Regulatory Materials relating thereto, disclosed by Advaccine to Inovio under this Agreement, for use by Inovio Partner(s) in their Development, Manufacture and Commercialization of the Product in the Inovio Territory; provided, however, that (A) all such Information disclosed to Inovio Partner(s) by Inovio shall be deemed the Confidential Information of Advaccine, and (B) any Inovio Partner(s) that receive such information shall be obligated to abide by restrictions on disclosure and use substantially similar to the provisions set forth in Section 12.1 and Inovio shall remain responsible for the Inovio Partner(s)’ performance of such obligations and compliance with such restrictions.
2.3    Negative Covenant. Advaccine covenants that, except as explicitly set forth in this Agreement, it will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any Inovio Technology outside the scope of the license granted to it under Section 2.1(a).
2.4    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.
2.5    Exclusivity.

(a)Exclusivity Covenant. During the Term, Advaccine hereby covenants not to, itself or through any Affiliate or Third Party, Develop, Manufacture or Commercialize any Competing Product in the Field in the Advaccine Territory. For clarity, the foregoing restrictions shall not apply to (i) internal research and internal non good laboratory practices preclinical work by either Party; and (ii) any Development, Manufacture and Commercialization of any Combination Product by Advaccine in the Advaccine Territory upon mutual agreement of the Parties.
(b)Advaccine Change of Control. In the event that, in connection with an Advaccine Change of Control, Advaccine or any of its Affiliates obtains or holds the rights to a Competing Product that would cause Advaccine to be in breach of Section 2.5(a), then upon written notice to Inovio within thirty (30) days after such rights are first obtained, Advaccine shall elect one of the following: (A) to terminate this Agreement pursuant to Section 13.2, in which case such notice will serve as notice of termination under Section 13.2; or (B) to (or have its Affiliate) sell, exclusively license or transfer rights to the Competing Product to a Third Party without Advaccine or any of its Affiliates receiving a continuing share of profit, royalty payments, or other economic interest in the success of such Competing Product in the Advaccine Territory (a “Divestiture”), in which case Advaccine or any of its Affiliates shall, or shall cause the applicable entity to, complete the Divestiture of such Competing Product within twelve (12) months from the date of such Advaccine Change of Control, in which case the conduct of activities with respect to such Competing Product by Advaccine or any of its Affiliates during such 12-month period shall not be deemed a breach of Advaccine’s exclusivity obligations under Section 2.5, provided that such activities with respect to such Competing Product during such 12-month period are conducted independently of the activities conducted under this Agreement and no Inovio Technology or Advaccine Inventions is used in the conduct of such activities.

2.6    Transfer of Inovio Licensed Know-How. Inovio shall provide Advaccine with complete and accurate copies of the Inovio Licensed Know-How directly applicable to the Vaccine, the Product and the Arrays to the extent expressly provided for in Exhibit B and in accordance with the timeline specified therein. The JSC shall establish a reasonable process and schedule for the transfer of additional Inovio Licensed Know-How related to the Vaccine, the Product and the Array as required for the filing of an MAA in the Advaccine Territory and any other necessary Inovio Licensed Know-How that subsequently comes into existence and becomes Controlled by Inovio or its Affiliates during the Term. Inovio shall reasonably cooperate with Advaccine in providing Advaccine only with copies of such Inovio Licensed Know-How directly applicable to the Vaccine, the Product and the Array (but not the Inovio Device) in accordance with the process and schedule agreed upon through the JSC.
ARTICLE 3
GOVERNANCE
3.1    Alliance Managers. Each Party has prior to the Effective Date appointed a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Advaccine’s Development, Manufacturing, and Commercialization of the Products. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to the Products. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
3.2    Joint Steering Committees.
(a)Formation; Purpose. The Parties have established a joint steering committee under the Prior Agreement (the “Joint Steering Committee” or “JSC”) which JSC shall be responsible for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be:
(i)to review, discuss and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of the Products in the Field in the Advaccine Territory, including related regulatory activities;
(ii)to review, discuss and approve the Initial Development Plan and any proposed amendments or revisions to the Development Plan, including the First Supplemental Development Plan and those with respect to clinical Development activities set forth in Section 4.4(b);
(iii)to review and discuss (but not approve) the Commercialization Plan and any proposed amendments or revisions to such plan, and review and discuss (but not approve) the Commercialization of the Products in the Field in the Advaccine Territory (including any pricing strategy with respect to the Products);
(iv)to coordinate the Commercialization of the Products in the Advaccine Territory and Inovio Territory to ensure consistent global marketing of the Products in the Field;
(v)to review, discuss and approve the Global Phase 3 Study Plan and any proposed amendments or revisions thereto; and
(vi)to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
(b)Members. The JSC shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. In addition, at least one of Advaccine’s JSC representatives must be someone whose job responsibilities within Advaccine include active involvement in the development and implementation of Advaccine’s Development

(including regulatory) strategy with respect to the Products in the Field in the Advaccine Territory (at all times that Advaccine or its Affiliate or sublicensee is conducting such Development) or Advaccine’s Commercialization strategy with respect to the Products in the Field in the Advaccine Territory (at all times that Advaccine or its Affiliate or sublicensee is conducting such Commercialization), and each of Advaccine’s JSC representatives must have up-to-date knowledge of Advaccine’s ongoing and planned Development (including regulatory) and Commercialization activities with respect to the Products in the Field in the Advaccine Territory (at all times that Advaccine is conducting such activities). Each Party shall initially appoint two (2) representatives to the JSC. The JSC may change its size from time to time by unanimous consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson. The role of the co-chairpersons shall be to convene and preside at the JSC meetings and to ensure the circulation of meeting agendas at least five (5) Business Days in advance of JSC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JSC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.
(c)Meetings. The JSC shall meet at least once per Calendar Quarter during the Term, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special JSC meeting (by videoconference or teleconference) by at least ten (10) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than ten (10) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision. The JSC may meet in person, by videoconference or by teleconference. All JSC meetings shall be conducted in English, and all communications, reports and records by and between the Parties under this Agreement shall be in English. The co-chairpersons shall alternate responsibility for preparing reasonably detailed written minutes of the JSC meetings that reflect, without limitation, all material decisions made at such meetings. The co-chairpersons (or their designees) shall send draft meeting minutes to each representative of the JSC for review and approval within ten (10) Business Days after the JSC meeting. Such minutes shall be deemed approved unless one or more JSC representatives object to the accuracy of such minutes within ten (10) Business Days of receipt.
(d)Decision Making. The JSC shall strive to seek consensus in its actions and decision making process and all decisions by the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within ten (10) Business Days after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, then,

Advaccine’s Executive Officer shall have the final decision making authority with respect to such matter within the JSC’s authority; provided, however, that Inovio’s Executive Officer shall have the final decision making authority with respect to such matter within the JSC’s authority that relates to the Global Phase 3 Study (including any amendment to the Global Phase 3 Study Plan) and Inovio’s Executive Officer shall have the right in their sole discretion to veto any decision by Advaccine reasonably likely to result in Adverse Risk on the Inovio Technology, or the safety or efficacy of the Product, or the Development or Commercialization of the Product in the Inovio Territory, including any other global Clinical Trial of Product or Regulatory Approval of any Product in the Inovio Territory, and provided, further, that (i) any decision to Develop, Manufacture or Commercialize the Product as a Combination Product in the Advaccine Territory will require the mutual agreement of the Parties, and (ii) Advaccine shall not have the right, by virtue of its decision-making authority, to cause Inovio to violate the terms of any agreement with a Third Party, or cause Inovio to violate any applicable Laws, ethical requirement, or intellectual property right of any Third Party, and Advaccine’s exercise of its decision-making authority shall be subject to the limitations set forth in Section 3.3; provided, that Inovio shall provide Advaccine with an explanation as to why any such decision of Advaccine would cause Inovio to violate the terms of any agreement with a Third Party, or cause Inovio to violate any applicable Laws, ethical requirement, or intellectual property right of any Third Party.
For clarity, the JSC shall be a forum for discussing, but shall not have any decision-making authority with respect to, Inovio’s Development of the Product in the Inovio Territory, and Inovio shall have full control and authority over the Development, Commercialization of the Product in the Inovio Territory.
3.3    Limitation of JSC Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.4    Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agree to disband the JSC; or (b) Inovio provides written notice to Advaccine of its intention to disband and no longer participate in the JSC. Thereafter, the JSC shall have no further obligations under this Agreement and each Party shall designate a contact person for the exchange of information relevant to activities that would have been performed by the JSC under this Agreement and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.
3.5    Working Groups. From time to time, the JSC may establish and delegate duties of the JSC to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities; provided that in any case neither Party shall be required by the Working Group to assume any responsibility, financial or otherwise, beyond those agreed to in writing by such Party, in particular pursuant to each Party’s respective obligations under this Agreement. Each such Working Group shall be constituted and shall operate as the JSC determines. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JSC may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. In no event shall the authority of the Working Group exceed that of the JSC. All decisions of a Working Group shall be by consensus. Any disagreement between the members of a Working Group shall be referred to the JSC for resolution.
ARTICLE 4
DEVELOPMENT
4.1    Overview; Diligence of Advaccine. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Advaccine shall be solely responsible for the Development of the Products in the Field in the Advaccine Territory, at its own cost and expense (except as otherwise expressly set forth herein), including (except as set forth in Section 4.8) all non-clinical and clinical studies and collection of CMC Information, as necessary to obtain the Regulatory Approval for the Products in any Region in the Advaccine Territory. Advaccine shall maintain adequate funding and use Commercially Reasonable Efforts to Develop and obtain the Regulatory Approval for the Products in the Field in each Region in the Advaccine Territory. Without limiting the generality of the foregoing, Advaccine shall use Commercially Reasonable Efforts to conduct its Development activities under and in accordance with the Development Plan, as well as Manufacturing activities related to such Development, as set forth in the Initial Development Plan.
4.2    Diligence of Inovio. Inovio shall (i) use Commercially Reasonable Efforts to Develop and obtain the Regulatory Approval for the Products in the Field in the United States, and shall provide all reasonable assistance and cooperation to assist and support Advaccine, at Advaccine’s sole cost and expense, as specified in this Agreement, the Development Plan or as reasonably requested by Advaccine from time to time, in obtaining the Regulatory Approval for the Products (as well as the Inovio Device and the Array for use in connection with the Products) in the Advaccine Territory; (ii) use Commercially Reasonable Efforts, together with Advaccine, to design the Global Phase 3 Study Plan and conduct the activities associated with the Global Phase 3 Study in accordance with the Global Phase 3 Study Plan and applicable Laws; and (iii) use Commercially Reasonable Efforts to achieve the first dosing of the Global Phase 3 Study [***]. Except for circumstances provided in Section 2.1(d) (i), (ii) and (iv), in the event that, within twelve (12) months from the Prior Effective Date, the Inovio US Trial is not Initiated or Inovio decides not to conduct or is not required to conduct the Inovio US Trial, Inovio shall inform Advaccine thereof in writing. In such an event, Advaccine may elect to conduct a Phase 3 Clinical Trial in the Inovio Territory at its own cost and expense for the purpose of obtaining Regulatory Approval of the Product in the Advaccine Territory, subject to Section 2.1(d); provided, however, that Inovio shall have the right to review and approve the protocols and design of such Phase 3 Clinical Trial.
4.3    Development Plan. Advaccine has prepared and submitted to the JSC an initial, summary plan and budget for research and Development of the Vaccine and the Products in the Field in Greater China (the “Initial Development Plan”) within thirty (30) days after the Prior Effective Date, and the Initial Development Plan has been reviewed and approved by the JSC. Within ninety (90) days after the Prior Effective Date, Advaccine has prepared and submitted to the JSC a detailed plan containing the strategy, activities, study designs, timeline, study material needs (including

Inovio Devices and the Vaccine) and budget for research and Development of the Vaccine and the Products in the Field in Greater China (the “First Supplemental Development Plan,” and together with the Initial Development Plan and any subsequent updates pursuant to this Section 4.3, the “Development Plan”). The First Supplemental Development Plan included among other things, all material non-clinical and clinical studies, CMC Information collection activities and regulatory activities with respect to the Vaccine and the Products to be conducted by or on behalf of Advaccine or its Affiliates or their respective Sublicensees in Greater China. From time to time during the Term (but at least once per Fiscal Year), Advaccine shall prepare amendments and updates, as appropriate, to the then-current Development Plan (including for Development activities (other than with respect to the Global Phase 3 Study) in the Advaccine Territory (both in and outside of Greater China)), and shall submit such amendments and updates to the JSC in accordance with Section 4.4. For further clarity, if there are no amendments or updates to the then-current Development Plan that are applicable in a Fiscal Year, Advaccine’s sole responsibility under this Section 4.3 during such Fiscal Year shall be to inform Inovio that the then-current Development Plan is up to date. Advaccine shall be solely responsible for the day-to-day conduct of Development within the Advaccine Territory and all decisions associated therewith, except for the Global Phase 3 Study as otherwise provided in this Agreement.
4.4    Other Development Activities.
(a)Pre-Clinical Development. Advaccine may conduct pre-clinical studies to generate and obtain Data that is reasonably useful for the Development of any Product in the Field in the Advaccine Territory, provided that Advaccine shall promptly amend the Development Plan to include such pre-clinical studies and submit such amendment to the JSC for review and approval.
(b)Clinical Development. If Advaccine wishes to conduct any Clinical Trials for the Development of any Product in the Field other than as set forth in the First Supplemental Development Plan in the Advaccine Territory, Advaccine may propose an amendment to the Development Plan to include such Clinical Trials and submit such amendment to the JSC for review and approval. If and upon receipt of such proposal, the JSC shall promptly (but in any event within thirty (30) days) review and decide on whether to approve such proposal. Upon the JSC’s approval of such amendment, such Clinical Trials shall be included in the amended Development Plan and Advaccine may conduct such Clinical Trials at its own cost. Advaccine shall ensure that any Clinical Trials conducted in the Advaccine Territory, whether by itself or through a subcontractor pursuant to Section 4.10, are conducted only at medical facilities that are qualified and registered with the NMPA or any other applicable Regulatory Authority. For clarity, Advaccine shall not conduct any Clinical Trials of any Product outside of the Field.
(c)Global Phase 3 Study Participation. Subject to oversight by the Parties through the JSC, Inovio will use Commercially Reasonable Efforts to conduct the Global Phase 3 Study jointly with Advaccine in both the Inovio Territory and the Advaccine Territory (other than Greater China) in accordance with the Global Phase 3 Study Plan, and, to the extent expressly set forth in the Global Phase 3 Study Plan, Advaccine will jointly participate in the Global Phase 3 Study with Inovio (except for the Clinical Trial in the US) to the extent the activities to be conducted by Advaccine in support of such Global Phase 3 Study are included in the Global Phase 3 Study Plan. Advaccine and Inovio will equally share the Global Development Costs in accordance with Section 8.1(b). For clarity, Inovio will be solely responsible for conducting the Clinical Trial in the US. For clarity, the current Global Phase 3 Study Plan does not include Clinical Trial sites in Greater China, where Advaccine will be solely responsible for conducting Development activities in Greater China. To the extent permissible by the applicable Laws or the Regulatory Authorities, Advaccine shall be identified and acknowledged as Inovio’s collaboration partner or co-developer with respect to Vaccine. In the event that Inovio enters into an agreement with a Global Purchasing Entity that authorizes such Global Purchasing Entity to conduct a portion of the Global Phase 3 Study in the Advaccine Territory (other than Greater China) in accordance with Section 6.6, then Inovio will work directly with such Global Purchasing Entity regarding such portion of the Global Phase 3 Study and will update the JSC with respect to such Development activities. For clarity, the Development activities conducted by such Global Purchasing Entity will not be subject to the approval of the JSC. The foregoing provisions shall apply mutatis mutandis in the event that Advaccine enters into an agreement with a Global Purchasing Entity that authorizes such Global Purchasing Entity to conduct a portion of the Global Phase 3 Study in the Inovio Territory.
(d)Cooperation. As agreed to between the Parties, Inovio may provide such technical assistance and cooperation to Advaccine as Advaccine may reasonably request, at Advaccine’s sole cost and expense, as necessary or reasonably useful for Advaccine to Develop or Commercialize the Products in the Field in the Advaccine Territory. The foregoing provisions shall apply mutatis mutandis in the event that Inovio reasonably requests technical assistance and cooperation from Advaccine, which will be at Inovio’s sole cost and expense, as necessary or reasonably useful for Inovio to Develop or Commercialize the Products in the Field in the Inovio Territory.
4.5Development Records.
(a)Advaccine shall maintain complete, current and accurate records of all activities (and all Data and other Information resulting from such activities) conducted with respect to Products by Advaccine, its Affiliates and their respective Sublicensees in the Advaccine Territory. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Advaccine shall document all non-clinical studies and Clinical Trials for the Products in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP, and shall, at Inovio’s reasonable request, provide Inovio English translations thereof (to the extent prepared and originated in a language other than English) at Inovio’s sole cost and expense. Subject to provisions in Section 4.9, Inovio shall have the right to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes and for legal proceedings in accordance with this Agreement.
(b)Inovio shall maintain, and shall cause its Affiliate, licensees or contractors to maintain complete, current and accurate records of all activities (and all Data and other Information resulting from such activities) in connection with the Global Phase 3 Study according to the Global Phase 3 Study Plan and applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP. Advaccine shall have the right to, upon reasonable prior written notice and by itself or through its designees, examine such records, review and copy such records and to obtain access to the original to the extent necessary, and audit the conduct of the Global Phase 3 Study conducted by Inovio, its Affiliates, licensee or Third Party Contractors, solely for the purpose of verifying the compliance of the Global Phase 3 Study with the Global Phase 3 Study Plan and the applicable Laws.
4.6    Development Reports. Advaccine shall keep Inovio reasonably informed as to the progress and results of Advaccine’s, its Affiliates’ and their respective Sublicensees’ Development activities (including prompt reporting of available clinical Data). Without limiting the foregoing, at each regularly scheduled JSC meeting, Advaccine shall provide Inovio with a reasonably detailed written report summarizing its Development activities performed since the last JSC meeting and the results thereof, as reasonably sufficient to enable Inovio to determine Advaccine’s compliance with its diligence obligations under Section 4.1; provided that, even if the JSC does not hold a meeting in one or more Calendar Quarters, Advaccine shall provide such written report to Inovio at least once every Calendar Quarter. At such JSC meeting, the Parties shall discuss the status, progress and results of Advaccine’s, its Affiliates’ and their respective Sublicensees’ Development activities. Advaccine shall promptly respond to Inovio’s reasonable questions or requests for additional information relating to such Development activities. In addition, within thirty (30) days after the end of each Fiscal Year, Advaccine shall provide Inovio with a detailed written annual report regarding the progress of its Development activities and any results therefrom.
4.7    Development Reports for Global Phase 3 Study. Inovio shall keep Advaccine reasonably informed as to the progress and results of Inovio’s Development activities under the Global Phase 3 Study (including prompt reporting of available clinical Data). Without limiting the foregoing, at each JSC meeting during the conduct of the Global Phase 3 Study, Inovio shall provide Advaccine with a reasonably detailed written report summarizing its activities performed since the last JSC meeting and the results thereof, as reasonably sufficient to enable Advaccine to determine Inovio’s compliance with its diligence obligations under Section 4.2; provided that, even if the JSC does not hold any regularly scheduled meeting during the course of the Global Phase 3 Study, Inovio shall provide such written report to Advaccine at least once every Calendar Quarter. At such JSC meeting, the Parties shall discuss the status, progress and results of the Global Phase 3 Study, and Inovio shall promptly respond to Advaccine’s reasonable questions or requests for additional information relating to such activities. In addition and to the extent applicable, within thirty (30) days after the end of each Fiscal Year, Inovio shall provide Advaccine with a detailed written report regarding the progress of the Global Phase 3 Study and any results therefrom.
4.8    Data Exchange. In addition to Inovio’s obligation with respect to the transfer of Inovio Licensed Know-How set forth under Section 2.6 and each Party’s adverse event and safety Data reporting obligations pursuant to Section 5.8, but subject to the remainder of this Section 4.8 and Section 4.9, each Party shall, at its sole cost and expense, promptly provide the other Party with copies of any Data and Regulatory Materials related to the Vaccine or the Products generated by or on behalf of such Party or its Affiliates or Sublicensees in the performance of Development activities hereunder that would be reasonably necessary for the Development, Manufacture and Commercialization of the

Vaccine or the Products in the Field in the other Party’s respective territory (the “Product Materials”). The JSC may establish reasonable policies to effectuate the exchange of additional Product Materials between the Parties. Advaccine shall have the right to use the data provided by Inovio hereunder for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Product in the Field in the Advaccine Territory. Inovio shall have the right to use the data provided by Advaccine hereunder for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Product in the Inovio Territory.
4.9    Clinical Trial Data. The Parties acknowledge and agree that certain government approval or filing may be required in the Advaccine Territory before certain Data generated from the Clinical Trials in the Advaccine Territory may be provided to or otherwise made available to Inovio or its designee. The Parties agree to use their Commercially Reasonable Efforts to collaborate with each other and with Third Parties in obtaining such approval or filing in the most efficient manner as permitted by the applicable Laws.
4.10    Subcontractors. Advaccine, upon prior express written consent from Inovio, shall have the right to engage subcontractors to conduct any activities necessary for Development or Manufacturing (subject to the terms of Article 7) of the Products, including but not limited to non-clinical studies, Clinical Trials, CMC activities, and regulatory services for the Products, under this Agreement, provided that such subcontractors (a) are bound by written obligations of confidentiality, non-use and compliance with applicable Laws, including Proper Conduct Practices, consistent with this Agreement and have agreed in writing to assign to Advaccine all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, (b) are capable of producing Data (including non-clinical Data, clinical Data and CMC Information, as applicable) acceptable to the NMPA, the FDA and the EMA (and other applicable Regulatory Authorities in the Advaccine Territory, the United States or the European Union) and (c) as applicable, with respect to matters covered by Article 7, meet the specifications and requirements thereunder. Advaccine shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.
ARTICLE 5
REGULATORY MATTERS
5.1    Regulatory Responsibilities.
(a)Subject to the terms and conditions of this Agreement, Advaccine will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of the Products (including the Inovio Device and the Arrays for use in connection with the Products) in the Field in the Advaccine Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for the Products in any Region in the Field in the Advaccine Territory. Advaccine shall be responsible for filing each CTA in the Field in the Advaccine Territory for each Product. Advaccine shall be responsible for filing each MAA in the Field in the Advaccine Territory for each Product in Advaccine’s name. The Development Plan shall include the regulatory strategy for obtaining

Regulatory Approval of the Products in the Field in the Advaccine Territory. Advaccine shall use Commercially Reasonable Efforts to carry out its regulatory obligations for the Products pursuant to such strategy. Notwithstanding the foregoing to the contrary, Inovio and Advaccine will be jointly responsible for, through the JSC, with Inovio taking the lead in the conduct of all regulatory activities required to obtain and maintain, in connection with Global Phase 3 Study, Regulatory Approval of the Products (including the Inovio Device and the Arrays for use in connection with the Products) in the Field in the Advaccine Territory outside of Greater China until completion of the Global Phase 3 Study. Upon completion of the Global Phase 3 Study, Inovio will promptly transfer to Advaccine (including its Affiliate or Sublicensee) all Regulatory Materials related to the Global Phase 3 Study that are specific to the Advaccine Territory. In the event that any of such Regulatory Materials cannot be transferred to Advaccine (including its Affiliate or their respective Sublicensee), or Advaccine (including its Affiliate or Sublicensee) is not permitted to apply for the MAA of the Product (including the Inovio Device and the Arrays for use in connection with the Products) in reliance on such Regulatory Materials in any Region outside Greater China, due to the requirements of the applicable Laws or the Regulatory Authorities in such Region, Inovio shall continue to hold such Regulatory Materials and to conduct all the necessary regulatory activities to obtain the MAA of the Product (including the Inovio Device and the Arrays for use in connection with the Products) in such Region in the name of itself, its Affiliate or Sublicensee but for the benefit of Advaccine (and subject to reimbursement by Advaccine of Inovio’s costs and expenses with respect thereto); and Inovio shall, subject to reimbursement by Advaccine of Inovio’s costs and expenses, continue working with Advaccine to provide all necessary support to facilitate and achieve the transfer of the Regulatory Materials or the MAA of the Product (including the Inovio Device and the Arrays for use in connection with the Products) to Advaccine (including its Affiliates or their respective Sublicensees) as contemplated in this paragraph.
(b)Inovio shall provide all reasonable assistance and cooperation to Advaccine as Advaccine may reasonably request, at Advaccine’s sole cost and expense, during the Term of this Agreement, with respect to the satisfaction of Advaccine’s obligations under Section 5.1(a), including (i) in connection with the preparation of Regulatory Materials, (ii) (A) making available competent personnel to attend regulatory meetings or join such meetings by teleconference and (B) providing documentation within Inovio’s possession and control, in each case as requested by Regulatory Authorities at Advaccine’s cost, and (iii) providing Advaccine with additional Product Materials in the Inovio Territory as requested by Regulatory Authorities in the Advaccine Territory within a reasonable timeframe commensurate with the volume of Advaccine’s reasonable request. In the event that Inovio believes that such requests are not reasonable or are otherwise burdensome to Inovio, then such matter shall be promptly submitted to the JSC for review and discussion.
5.2    Regulatory Information Sharing. Advaccine shall (a) provide Inovio with copies of the original documents (in the electronic format in which it has been prepared by Advaccine) of draft package inserts, CTA and CTD, and, at Inovio’s request, together with English translations (to the extent originated by Advaccine in Chinese), for Inovio’s review and comment, in connection with obtaining or maintaining any MAA approval for the Products in the Field in the Advaccine Territory, prior to the submission of such documents to the Regulatory Authority in the Advaccine Territory; and

(b) shall keep Inovio informed of any material verbal or written communication or question relating to the Products received by Advaccine from the Regulatory Authority in the Advaccine Territory. Except as required by applicable Law or with Inovio’s express written permission, Advaccine, its Affiliates and Sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Inovio Territory regarding any Products; provided, that if such submission or communication is required by applicable Law, Advaccine shall, if legally permitted, promptly notify Inovio in writing of such requirement and the content of such submission or communication. Except to the extent in connection with the exercise of its retained rights under Section 2.1(b), Inovio, its Affiliate and Sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Advaccine Territory regarding any Products. If such submission or communication is required by applicable Law, Inovio shall, if legally permitted, promptly notify Advaccine in writing of such requirements and the content of such submission or communication. Notwithstanding the foregoing to the contrary, the Parties shall jointly prepare the Regulatory Materials and Inovio shall have the right to lead the submission of such Regulatory Materials with Regulatory Authorities in the Advaccine Territory (other than in Greater China) with respect to the Global Phase 3 Study.
5.3    Meetings with Regulatory Authorities. Advaccine shall lead all interactions with Regulatory Authorities in the Advaccine Territory with respect to the Products for use in the Field. Advaccine shall keep Inovio reasonably informed of any material regulatory developments related to the Products in the Field in the Advaccine Territory. At each regularly scheduled JSC meeting, Advaccine shall provide Inovio with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Advaccine Territory planned for the next Calendar Quarter that relates to any Product in the Field. In addition, Advaccine shall notify Inovio as soon as reasonably possible (but in no event later than two (2) Business Days if possible) after Advaccine becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. Inovio shall provide all assistance and documentation reasonably requested by Advaccine to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference at Advaccine’s reasonable request (subject to reimbursement by Advaccine of Inovio’s costs and expenses with respect thereto). To the extent permitted by applicable Laws and by the Regulatory Authorities (as reasonably determined by Advaccine), Inovio shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences, at Inovio’s cost. Notwithstanding the foregoing to the contrary, Inovio shall have the right to lead all interactions with Regulatory Authorities in the Advaccine Territory (other than in Greater China) with respect to the Global Phase 3 Study, and Inovio shall keep Advaccine reasonably informed of such regulatory activities in a manner similar to Advaccine’s obligations to Inovio under this Section 5.3 mutatis mutandis.
5.4    Regulatory Costs. Unless otherwise provided in this Agreement, Advaccine shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials and the maintenance of any and all Regulatory Approvals (including MAA approvals) for the Products in the Field in the Advaccine Territory.
5.5    Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to the Products submitted by or on behalf of such Party, subject to provisions in Section 4.9. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Products in its respective territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.
5.6    No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to any Product that could reasonably be expected to have an Adverse Risk, whether in the Inovio Territory or in the Advaccine Territory, such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) (i) Advaccine shall not communicate with any Regulatory Authority having jurisdiction outside the Advaccine Territory, unless so ordered by such Regulatory Authority, in which case Advaccine shall immediately notify Inovio of such order; and (ii) Advaccine shall not submit any Regulatory Materials or seek Regulatory Approvals for the Vaccine or the Product in the Inovio Territory; and (b) (i) except to the extent in connection with the exercise of its retained rights under Section 2.1(b), Inovio shall not communicate with any Regulatory Authority having jurisdiction outside the Inovio Territory, unless in connection with the Global Phase 3 Study or so ordered by such Regulatory Authority, in which case Inovio shall immediately notify Advaccine of such order; (ii) except to the extent in connection with the Global Phase 3 Study or with the exercise of its retained rights under Section 2.1(b), Inovio shall not submit any Regulatory Materials or seek Regulatory Approvals for the Vaccine or the Product in the Advaccine Territory.
5.7    Notification of Threatened Action. Each Party shall immediately notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization or regulatory status of any Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
5.8    Adverse Event Reporting and Safety Data Exchange. Before the Initiation of a Clinical Trial with respect to the Development of any Product in the Advaccine Territory by or on behalf of Advaccine, the Parties shall enter into or amend the then current pharmacovigilance agreement to define and finalize the actions that the Parties shall employ with respect to such Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Product globally. Further, unless otherwise agreed by the JSC, no later than sixty (60) days before the anticipated launch date of any Product in the Advaccine Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of the Product. Each of the Pharmacovigilance Agreements shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Product, and other routine pharmacovigilance reporting requirements. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail. The Pharmacovigilance Agreement shall provide for an adverse event database for the Products in the Field in the Advaccine Territory to be maintained by Advaccine at Advaccine’s expense, and a global safety database for the Products to be maintained by Inovio at Inovio’s expense. As between the Parties, Advaccine shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to the Products in the Field in the Advaccine Territory, and Advaccine shall be responsible for filing such reports and responses with Regulatory Authorities in the Advaccine Territory. As between the Parties, Advaccine shall also be responsible for reporting any quality complaints, adverse events and safety data related to the Products in the Field in the Advaccine Territory to Inovio for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted Sublicensees to comply with such obligations. Notwithstanding the foregoing to the contrary, Inovio shall be responsible for the pharmacovigilance activities in the Advaccine Territory (other than Greater China) in connection with the Global Phase 3 Study, provided however that, a copy of any pharmacovigilance-related filings or reporting for the Global Phase 3 Study shall be provided to Advaccine for review and comment pursuant to the Pharmacovigilance Agreement.
5.9    Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Advaccine shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Product in the Advaccine Territory. Advaccine shall have sole discretion with respect to any matters relating to any Remedial Action in the Advaccine Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense. Notwithstanding the foregoing to the contrary, any Remedial Action in connection with the Global Phase 3 Study in the Advaccine Territory (other than Greater China) shall be jointly decided by the Parties.
ARTICLE 6
COMMERCIALIZATION
6.1    Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Advaccine shall have the sole right and responsibility for and have operational control over all aspects of the Commercialization of the Products in the Field in the Advaccine Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of the Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of the Products in the Field in the Advaccine Territory. Advaccine shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Advaccine shall use Commercially Reasonable Efforts to Commercialize the Products in the Advaccine Territory and to actively market and sell the Products in the Advaccine Territory and to expand annual Net Sales of the Products in the Advaccine Territory. Without limiting the generality of the foregoing, Advaccine shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with the Commercialization Plan.
6.2    Commercialization Plan.
(a)General. Advaccine shall Commercialize the Products in the Field in the Advaccine Territory pursuant to a commercialization plan (the “Commercialization Plan”). The Commercialization Plan shall include (i) a detailed description of all key strategic decisions (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities; (ii) a reasonably detailed description and timeline of Advaccine’s, its Affiliates’ and their respective Sublicensees’ Commercialization activities for the Products in the Advaccine Territory for the next Fiscal Year, including medical marketing activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of the Products in the Advaccine Territory, and (iii) a strategic plan for Commercialization of the Products in the Advaccine Territory for the following two (2) Fiscal Years. In the event that Advaccine’s Commercialization Plan requires the use of Inovio internal resources to conduct additional activities, the extent of such need shall be clearly specified in the Commercialization Plan and will require the prior written approval of Inovio.
(b)Initial Plan and Amendments. Within a reasonable time (but no less than six (6) months) prior to the anticipated Regulatory Approval of each Product in the Advaccine Territory, Advaccine shall prepare and present to the JSC an initial Commercialization Plan for review and discussion (but not approval) by the JSC. From time to time (but at least on an annual basis) during the Term, Advaccine shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan (including to take into account changed circumstances that are material to the Commercialization of Product, including changes in the marketplace, relative success of the Product, and other relevant factors influencing such plan and activities), and shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion (but not approval). Notwithstanding anything to the contrary contained in this Agreement, the Commercialization Plan, and any updates and amendments thereto, shall not require the approval of the JSC or Inovio.
6.3    Data Exchange. Advaccine shall keep Inovio reasonably informed of Advaccine’s, its Affiliates’ and their respective Sublicensees’ Commercialization activities with respect to the Products in the Field in the Advaccine Territory. Inovio shall provide to Advaccine, upon Advaccine’s request, and no more than once every six (6) months, at Inovio’s cost, copies of any materials prepared by or on behalf of Inovio that are necessary or reasonably useful in connection with Advaccine’s Commercialization of the Products in the Field in the Advaccine Territory (including relevant training materials, global brand and global market research, in each case, with respect to the Products), and, to the extent elected by Advaccine, Advaccine shall have the right to use such materials in connection with the Commercialization of the Products in the Field in the Advaccine Territory in accordance with the Agreement.
6.4    No Diversion. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees (in the case of Advaccine) or licensees, including Inovio Partners (in the case of Inovio) will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Products, including via internet or mail order, in the other Party’s territory. With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Advaccine) or licensees, including Inovio Partners (in the case of Inovio) will not: (a) establish or maintain any branch, warehouse or distribution facility for the Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to the Products that are directed primarily to customers or other purchaser or users of the Products located in such countries, (c) actively solicit orders for the Products from any prospective purchaser located in such countries, or (d) knowingly sell or distribute the Products to any person in such Party’s territory who intends to sell or has in the past sold the Products in such countries. If either Party receives any order for any Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory, such Party shall immediately refer that order to the other Party and such Party shall not accept any such orders. Each Party shall not deliver or tender (or cause to be delivered or tendered) the Products into a country in the other Party’s territory. Each Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Advaccine) or licensees, including Inovio Partners (in the case of Inovio) will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory. For the avoidance of doubt, nothing in this Section 6.4 shall limit Inovio’s retained rights under Section 2.1(b).
6.5    Field Restrictions. Advaccine hereby covenants that it shall not, and shall cause its Affiliates and Sublicensees not to, promote or encourage the use of the Products in the Advaccine Territory for any use outside the Field.
6.6    Global Purchasing Agents. In the event that a global purchasing entity such as [***] (each, a “Global Purchasing Entity”) desires to enter into a purchase agreement for the Product in both the Inovio Territory and the Advaccine Territory (outside Greater China), the Parties shall enter into good faith negotiations for an arrangement to supply Product in the Advaccine Territory (excluding Greater China) to such organizations for such commercialization in the Advaccine Territory(outside Greater China). Each Party shall provide reasonable notice to the other Party in advance of submission of any proposal to a Global Purchasing Entity to allow the non-submitting Party to review the proposal. In the event that Inovio enters into any such agreement with such Global Purchasing Entity, Advaccine will use Commercially Reasonable Efforts to provide the Product for use in the Advaccine Territory (outside Greater China) at a reasonable and affordable price which shall be designed to maximize access and shall be negotiated and agreed by the Parties in good faith. In the event Advaccine cannot supply to such sufficient quantities of Product, Inovio (or its designee) will have the right to manufacture and/or supply such quantities of Product to meet the agreed needs of such Global Purchasing Entity in the Advaccine Territory (outside Greater China). Notwithstanding the foregoing, Advaccine shall not submit a proposal to any Global Purchasing Entity for the Product that includes countries in the Inovio Territory without the prior written approval of Inovio.

ARTICLE 7
MANUFACTURE AND SUPPLY
7.1    Clinical Supply.
(a)Clinical Inovio Device. During the Term, Inovio will supply Advaccine’s clinical requirements of the applicable Inovio Device for clinical use in the Advaccine Territory, at Inovio’s fully burdened manufacturing cost plus an agreed-to profit margin to support preclinical development and clinical studies in the Field in the Advaccine Territory. Upon Advaccine’s reasonable request, the Parties agree to negotiate in good faith the terms and conditions of a supply of Inovio Device manufactured by or on behalf of Inovio under a separate agreement (the “Clinical Supply Agreement”). The Clinical Supply Agreement shall contain commercially reasonable terms as may be agreed upon in good faith by the Parties. Notwithstanding the foregoing, Advaccine shall have the right to Manufacture in the Advaccine Territory any Arrays used with the Inovio Device for use in the Field in the Advaccine Territory.
(b)Vaccine Supply. During the Term, Inovio will supply Advaccine’s clinical requirements of the Vaccine for clinical use in the Advaccine Territory, at Inovio’s fully burdened manufacturing cost plus an agreed-to profit margin to support preclinical development and clinical studies in the Field in the Advaccine Territory. Upon Advaccine’s reasonable request, the Parties agree to negotiate in good faith the terms and conditions of a supply of the Vaccine manufactured by or on behalf of Inovio under a separate agreement.
(c)Vaccine Manufacturing Technology Transfer. Advaccine shall have the right to appoint additional or alternative suppliers (or conduct its own Manufacturing) of the applicable Vaccine for clinical use in the Advaccine Territory. Additionally, Inovio may elect to transfer Manufacturing responsibility for the Vaccine to Advaccine. Upon either Party’s request, the Parties shall enter into a manufacturing technology transfer agreement (“Clinical Manufacturing Technology Transfer Agreement”) as more fully detailed below. Under such Clinical Manufacturing Technology Transfer Agreement, Inovio shall transfer to Advaccine (or its designee) such documents and information, and provide such technical assistance and support, necessary or reasonably useful for Advaccine to Manufacture or have Manufactured the Vaccine or the Products, to the extent Controlled by Inovio as of such date; provided that (i) Advaccine shall notify Inovio of any such Third Party contractor and shall not engage with such Third Party contractor if Inovio believes in good faith that such Third Party contractor is not capable of manufacturing the applicable Vaccine with sufficient quality to satisfy GMP requirements, and (ii) any such Third Party contractor shall (A) be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the NMPA, the FDA and the EMA), consistent with this Agreement and have agreed in writing to assign to Advaccine all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (B) upon reasonable prior written notice given by Inovio to Advaccine, shall permit Inovio or its representatives to audit, during such subcontractor’s normal business hours and without additional charge, the performance of Manufacturing activities hereunder, the facilities used and relevant processes, systems, books, documents and records, in order to determine Advaccine’s compliance with this Agreement. Advaccine shall pay Inovio’s reasonable external costs (including FTEs) incurred in connection with providing such information or assistance pursuant to this Section 7.1(c).
7.2    Commercial Supply.
(a)Commercial Inovio Device. During the Term, Inovio will supply Advaccine’s commercial requirements of the applicable Inovio Device for commercial use in the Field in the Advaccine Territory, at Inovio’s fully burdened manufacturing cost plus an agreed-to profit margin. Upon Advaccine’s reasonable request, the Parties agree to negotiate in good faith the terms and conditions of a supply of Inovio Device manufactured by or on behalf of Inovio under a separate agreement (the “Inovio Device Commercial Supply Agreement”). The Inovio Device Commercial Supply Agreement shall contain commercially reasonable terms as may be agreed upon in good faith by the Parties. Notwithstanding the foregoing, Advaccine shall have the right to Manufacture Arrays used with the Inovio Device for use in the Field in the Advaccine Territory. Notwithstanding the foregoing, in the event that Inovio is unable to supply sufficient quantity of the Inovio Device pursuant to the Inovio Device Commercial Supply Agreement to meet at least eighty-five percent (85%) of Advaccine forecasted requirements of the Products in the Advaccine Territory for a period of six (6) consecutive months, then Inovio shall establish a second source supplier for the Inovio Device in order to Manufacture the Inovio Device for use in the Advaccine Territory for use with the Products.
(b)Manufacture and Supply. Advaccine assumes responsibility for the manufacture and supply of the Vaccine itself or through a contract manufacturer, for commercial use in the Field in the Advaccine Territory. Advaccine assumes responsibility for the manufacture and supply of any Arrays itself or through a contract manufacturer for use in the Field in the Advaccine Territory.
(c)Manufacturing Technology Transfer. In the event that neither Party has already initiated a technology transfer in accordance with Section 7.1(c), then, upon either Party’s request, the Parties shall enter into a manufacturing technology transfer agreement for the applicable Vaccine in the manner set forth in Section 7.1(c). Advaccine shall pay Inovio’s reasonable external costs incurred in connection with providing such information or assistance pursuant to this Section 7.2(c).
7.3    Distribution. Advaccine will be solely responsible for the distribution of the Products in the Field in the Advaccine Territory.
7.4    Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto. Practices around these incidents will comply with Inovio’s then-current standards, where such standards define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.
ARTICLE 8
COMPENSATION
8.1    Upfront Payment; Global Development Cost Sharing.
(a)Upfront Payment; Annual Maintenance Fee. Inovio hereby acknowledges receipt of the upfront payment paid by Advaccine under the Prior Agreement. Beginning in the first Calendar Year after First Commercial Sale of the Product in the Advaccine Territory (outside of Greater China), Advaccine shall pay to Inovio a non-refundable, non-creditable annual maintenance fee of One Million Five Hundred Thousand U.S. Dollars (US$1,500,000), payable on each anniversary of the date of First Commercial Sale of the Product in the Advaccine Territory (outside of Greater China), for the first five anniversaries thereof the Effective Date; provided, that such annual maintenance fee shall be creditable against royalties payable under Section 8.4 with respect to Net Sales in the Advaccine Territory (outside of Greater China) in such Calendar Year. Notwithstanding the foregoing, Advaccine shall not be subject to such annual maintenance fee if Inovio fails to supply sufficient quantity of the Inovio Device in breach of the Inovio Device Commercial Supply Agreement.
(b)Global Development Cost Sharing.
(i)The Parties shall share on an equal basis all Global Development Costs incurred on or after [***]. Promptly following the end of each Calendar Quarter during which Global Development Costs are incurred by or on behalf of Inovio (but in no event later than thirty (30) days following the end of such Calendar Quarter), Inovio will provide to Advaccine an expense report (in a form which shall be agreed by the Parties through the JSC) disclosing such incurred shared Global Development Costs. Within thirty (30) Business Days following receipt of such expense report by Advaccine, Advaccine will make a payment of its fifty percent (50%) share of such Global Development Costs. For clarity, the Parties desire Advaccine to make payments directly to Third Party service providers of the Global Phase 3 Study, however, in the event that such direct payments are not feasible or permitted by such Third Party service provider, Advaccine shall pay its share of the Global Development Costs directly to Inovio. The provisions of Sections 8.6, 8.7, 8.8(a), and 8.9 shall apply to such payments mutatis mutandis. Notwithstanding the foregoing, the total amount of payments by Advaccine for the Global Development Costs and the payments of Milestone Event #2 defined in Section 8.2 shall be capped at US$[***]prior to [***] (“[***] Payment Cap”). Upon [***], Advaccine and Inovio shall agree upon a payment timeline by which Advaccine will pay to Inovio any amounts that would have been payable by Advaccine to Inovio under this Section 8.1(b) and Section 8.2 but for the [***]Payment Cap (such timeline not to exceed [***]).
(ii)In the event that Advaccine reasonably believes, by exercising its audit rights pursuant to Section 4.5(b) in connection with the records and conduct of the Global

Phase 3 Study, that there are significant deviations from the Global Phase 3 Study Plan or significant non-compliance with applicable Laws in the conduct of the Global Phase 3 Study, it shall have the discretion to discontinue its payments for subsequent Global Development Costs and request Inovio to take corrective and preventive actions.
8.2    Development Milestone Payments. Advaccine shall pay to Inovio the one-time, non-refundable, non-creditable payments set forth in the table below. Advaccine shall notify Inovio in writing within ten (10) days of achievement by a Product of a regulatory milestone event (except for milestone No. 3, which Inovio shall notify Advaccine upon achievement) and Advaccine shall pay to Inovio the required milestone payment within thirty (30) Business Days of the achievement by a Product of the applicable milestone event.

No.	Milestone Event	Milestone Payment
1	Enrollment of first subject in first Phase 2 Clinical Trial or Pivotal Clinical Trial for the Product in the Advaccine Territory	[***]
2	Enrollment of first subject in first Phase 3 Clinical Trial or Pivotal Clinical Trial for the Product in the Advaccine Territory	[***]
3	Marketing Authorization for a Product in the Field by the First Regulatory Authority in the Advaccine Territory	[***]
4	Marketing Authorization for a Product in the Field in the U.S. by the FDA	[***]
5	First Commercial Sale of a Product in the Advaccine Territory	[***]
Notwithstanding the foregoing, Inovio acknowledges receipt of Milestone Payment #1 from Advaccine pursuant to the terms of the Prior Agreement and no further payment is required under this Agreement for Milestone Event #1. Additionally, notwithstanding the earlier achievement of Milestone Event #2, Milestone Payment #2 may be deferred by Advaccine [***] and shall be subject to the [***]Payment Cap. If any development milestone event set forth above is achieved before any prior development milestone event, then such prior development milestone event(s) shall then also be due and payable together with the achieved development milestone event. For the avoidance of doubt, two or more development milestones may be achieved concurrently.
8.3    Commercial Milestone Payments.
(a)Advaccine shall pay to Inovio the additional one-time, non-refundable, non-creditable payments set forth in the table below within forty-five (45) Business Days after the Calendar Quarter in which the aggregate Net Sales of the Products sold in the Advaccine Territory in a Calendar Year of the corresponding threshold value indicated below is first achieved. For clarity, each of the following milestone payments shall be payable only once regardless of the number of times such milestone is achieved.

Commercial Milestone Event	Milestone Payment
The aggregate Net Sales of the Products in the Advaccine Territory in a given Calendar Year first reaches [***]	[***]
The aggregate Net Sales of the Products in the Advaccine Territory in a given Calendar Year first reaches [***]	[***]
The aggregate Net Sales of the Products in the Advaccine Territory in a given Calendar Year first reaches [***]	[***]
The aggregate Net Sales of the Products in the Advaccine Territory in a given Calendar Year first reaches [***]	[***]
The aggregate Net Sales of the Products in the Advaccine Territory in a given Calendar Year first reaches [***]	[***]
8.4    Royalties on Net Sales.
(a)Royalty Rates. Subject to the terms and conditions of this Section 8.4, Advaccine shall pay to Inovio non-creditable, non-refundable royalties equal to [***] Net Sales of all Products in the Advaccine Territory on a Product-by- Product and Region-by-Region basis during the applicable Royalty Term.
(b)Royalty Term. Royalties payable under Section 8.4(a) shall be paid by Advaccine (on a Product-by-Product and Region-by-Region basis) from the period beginning on the date of the First Commercial Sale of each Product in a Region in the Advaccine Territory and continuing until the later of: (i) ten (10) years from the date of First Commercial Sale of such Product in such Region, and (ii) expiration of the last Valid Claim of an Inovio Licensed Patent Covering such Product in such Region (the “Royalty Term”). For clarity, if a Valid Claim of an Inovio Licensed Patent Covers the Manufacture of such Product in such Region, then regardless of whether such Product is actually Manufactured in such Region, such Product shall be deemed to be Covered by a Valid Claim of an Inovio Licensed Patent in such Region.
(c)Royalty Reduction.
(i)Biosimilar Entry. If a Product is generating Net Sales in a Region during the applicable Royalty Term at a time when a Biosimilar Product with respect to such Product is being sold in such Region, and such Biosimilar Product(s) obtain (x) a market share of at least [***] in such Region on a volume basis, then, subject to Section 8.4(c)(iv), the royalty rates applicable to Net Sales of such Product in such Region shall be reduced to [***] of the royalty rate set forth in Section 8.4(a), or (y) a market share of at least [***]in such Region on a volume basis, then, subject to Section 8.4(c)(iv), the royalty rates applicable to Net Sales of such Product in such Region shall be reduced to [***] of the royalty rate set forth in Section 8.4(a), but in each case of (x) and (y) only for so long as the Biosimilar Product with respect to such Product is being sold in such Region with such market share.

(ii)Third Party Royalty Credit. If Advaccine determines (based on advice of outside Patent counsel) that it is necessary to obtain a license to any Patent owned by a Third Party that contains claims that cover the Vaccine in a Region in the Advaccine Territory (i.e., but for such license, the making, having made, using, selling, offering for sale, or importing of the Vaccine, as contained in or comprising a Product, would infringe such Patent owned by such Third Party in such Region) and Advaccine obtains such a license, then, subject to Section 8.4(c)(iv), Advaccine shall have the right to deduct, from the royalty payment that would otherwise be payable to Inovio pursuant to Section 8.4(a) with respect to Net Sales of such Product in such Region in a particular Calendar Quarter, an amount equal to [***] of the payments by Advaccine to such Third Party pursuant to such license on account of the sale of such Product in such Region during such Calendar Quarter; provided that (i) in no event will the royalty payment that would otherwise be payable to Inovio pursuant to this Section 8.4 with respect to Net Sales of such Product in such Region in such particular Calendar Quarter (without regard to any other reductions) be reduced by more than [***] in any given Calendar Quarter as a result of any deduction under this Section 8.4(c)(ii) and (ii) Advaccine will be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which Advaccine would have been entitled to take a deduction pursuant to this Section 8.4(c)(ii) but is unable to take such deduction pursuant to the foregoing sub-clause (i).
(iii)No Valid Claim. For each Product and for any period during the Royalty Term in which the sale of such Product in a given country is neither: (i) Covered by any Valid Claim of an Inovio Licensed Patent or Joint Patent nor (ii) protected by any data exclusivity right applicable to such Product in such country, then the Royalty rate applicable to Net Sales of such Product in such country during such period shall be equal to [***] of the applicable Royalty rate set forth in this Section 8.4.
(iv)Notwithstanding the foregoing, in no event shall the operation of Section 8.4(c)(i), Section 8.4(c)(ii) or Section 8.4(c)(iii)), individually or in combination, reduce the royalties paid to Inovio with respect to the Net Sales of any Product in any Region in the Advaccine Territory in any Calendar Quarter to less than [***] of the amount that would otherwise have been payable to Inovio pursuant to Section 8.4(a) with respect to such Net Sales.
8.5    Royalty Payments; Reports. Royalties under Section 8.4 shall be calculated and reported for each Calendar Quarter during the Royalty Term and shall be paid within thirty (30) Business Day after the end of the applicable Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Product occurs. Each payment of royalties shall be accompanied by a report of Net Sales of the Products by Advaccine, its Affiliates and their respective Sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of the Products in the Advaccine Territory on a Product-by-Product and Region-by-Region basis, (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales, and (c) a calculation of the amount of royalties due to Inovio in U.S. Dollars, including the application of any exchange rate used.

8.6    Payment Method; Foreign Exchange; Blocked Payments. All payments owed by Advaccine under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Inovio. For clarity, all payments by Advaccine to Inovio pursuant to Sections 8.1, 8.2, 8.3 and 8.4 shall be in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by Advaccine to Inovio under this Agreement shall be determined and calculated (i) with respect to the Chinese Yuan, using the middle rate published by the Bank of China for exchange of US dollars with the Chinese Yuan on the date of transfer of the payment, and (ii) with respect to any other currency, the average rate of exchange based on OANDA rates for the Calendar Quarter in which the applicable payment is due. In the event that, by reason of applicable Laws in the Advaccine Territory, it becomes impossible or illegal for Advaccine or its Affiliate to transfer, or have transferred on its behalf, payments to Inovio, Advaccine shall promptly notify Inovio of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of Inovio in a recognized banking institution designated by Inovio.
8.7    Interest on Late Payments. If Inovio does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Inovio until the date of payment at the per annum rate of [***] over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower, with such interest compounded quarterly.
8.8    Records; Audits.
(a)Advaccine shall, and shall cause its Affiliates and their respective Sublicensees to, maintain in accordance with Accounting Standards, reasonably complete and accurate records in sufficient detail to permit Inovio to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events. All payments and other relevant amounts under this Agreement shall be accounted for in accordance with Accounting Standards. Upon reasonable prior written notice, in any event no less than thirty (30) days prior written notice, such records shall be available for examination during regular business hours and in a manner that does not interfere with Advaccine’s business activities for a period of three (3) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by an independent certified public accountant selected by Inovio and reasonably acceptable to Advaccine, for the sole purpose of verifying the accuracy of the financial reports furnished by Advaccine pursuant to this Agreement and any payments with respect thereto. Any such auditor shall not disclose Advaccine’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Advaccine or the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.7) from the original due date. Inovio shall bear the full cost of such audit unless such audit discloses an underpayment by Advaccine of more than [***] of the amount due for the audited period, in which case Advaccine shall bear the full cost of such audit
(b)Inovio shall, and shall ensure that its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to

Inovio’s pharmacovigilance-related obligations set forth in Section 5.8. Upon reasonable prior written notice, such records shall be available for examination during regular business hours for a period of three (3) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year by Advaccine or its designee that is reasonably acceptable to Inovio, for the sole purpose of ensuring compliance with NMPA and other Regulatory Authority regulations. Any such records shall be deemed Confidential Information of Inovio.
8.9    Taxes.
(a)Taxes on Income. Except as set forth in this Section 8.9, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
(b)Withholding Taxes. Subject to Section 8.9(d), if Advaccine is required by applicable Laws to make any tax deduction, tax withholding or similar payment (other than value-added tax, any goods and services tax, harmonized sales tax and any similar provincial sales tax) from any amount paid or payable by Advaccine to Inovio (a “Tax Withholding”) under this Agreement, then in the case of any payments to be made by Advaccine to Inovio under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3, and 8.4), Advaccine will (A) deduct and withhold the amount of such Tax Withholding for the account of Inovio to the extent required by applicable Laws (such amounts payable to Inovio shall be reduced by the amount of Tax Withholding deducted and withheld) and (B) pay any such Tax Withholding (including any additional Tax Withholding required with respect to Advaccine’s additional payments under this Section 8.9) directly to the proper Governmental Authority.
(c)VAT. All payments due to Inovio from Advaccine pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar taxes) (“VAT”) (which, if applicable, shall be payable by Advaccine). Advaccine shall be responsible for the payment of all VAT applicable to the payments made by Advaccine to Inovio under this Agreement in the Advaccine Territory and shall file all applicable VAT tax returns or seek any exemption or reduction of such VAT pursuant to any applicable Laws. Inovio shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns or any application of reduction or exemption of such VAT with the proper Government Authority in the Advaccine Territory. Advaccine shall indemnify Inovio for any VAT imposed on Inovio in the Advaccine Territory with respect to the payments made to it by Advaccine under this Agreement and if Inovio directly pays any such VAT, Advaccine shall promptly reimburse Inovio for such VAT including all reasonable related costs. If Inovio determines that it is required to report any such tax, Advaccine shall promptly provide Inovio with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.9(c) is not intended to limit Advaccine’s right to deduct VAT in determining Net Sales.
(d)Tax Cooperation. Without limiting Section 8.9(b) and 8.9(c), the Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of payments made by Advaccine to Inovio under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3 and 8.4). To the extent Advaccine is required to make any Tax Withholdings for any payment to Inovio, Advaccine shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Inovio an official tax certificate or other evidence of such withholding sufficient to enable Inovio to claim such payment of taxes from any applicable Government Authority. Inovio shall provide Advaccine any tax forms or other similar documentation that may be reasonably necessary in order for Advaccine not to make any Tax Withholdings or to make Tax Withholdings at a reduced rate under an applicable bilateral income tax treaty, and shall update such forms and documentation from time to time as necessary to reflect changes in facts. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of Tax Withholdings, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Specifically, in the event that any tax has been withheld upon a payment made under this Agreement or has otherwise been remitted to a Governmental Authority, if requested by either Party, and if, and for so long as, the Parties acting in good faith mutually agree that there is a reasonable prospect of successfully obtaining a refund of such tax, then the other Party shall, at the requesting Party’s sole cost and expense, seek a refund of such tax from the proper Governmental Authority. In the event that any taxes withheld or reimbursed by Advaccine under Section 8.9(a) are subsequently refunded to Advaccine by the appropriate Governmental Authority, Advaccine shall pay over the amount of such refund, less any cash Taxes attributable to the receipt thereof and any reasonable expenses incurred by Advaccine in obtaining such refund. Advaccine agrees to reasonably cooperate with Inovio and its Affiliates in the pursuit of such tax refund (including, if required by applicable Laws or by the applicable Governmental Authority, permitting Inovio to seek such tax refund in Advaccine’s name and participating in any application or appeal that requires that Advaccine be the party applying for such tax refund, solely with Advaccine’s prior written consent); provided that, Inovio agrees to assume responsibility for direct payment of lawyers’ and other advisors’ fees and any other costs associated with seeking such refund. Notwithstanding anything contained in the Agreement to the contrary, in the event that Inovio is unable to utilize any portion of a Tax Withholding as tax credit to effectively lower its income tax for the applicable tax year during which the applicable payment is received, Advaccine shall reimburse Inovio for any such portion thereof within forty-five (45) days after receipt of an invoice from Inovio (and shall gross-up Inovio for any Tax Withholding on such payment).
ARTICLE 9
INTELLECTUAL PROPERTY MATTERS
9.1    Ownership; License Grants.
(a)Data Generated by Inovio. Inovio shall solely own all Data generated by Inovio. For clarity, all Data solely directed to the Vaccine and the Array Controlled by Inovio are included in the Inovio Licensed Know-How and licensed to Advaccine under Section 2.1(a).
(b)Data Generated by Advaccine. Advaccine shall solely own all Data generated by Advaccine in the Development of the Vaccine and the Products in the Field in the

Advaccine Territory. Advaccine hereby grants to Inovio (i) an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, to use such Data generated and owned by Advaccine for the purpose of seeking and maintaining any Regulatory Approval for the Vaccine or the Product in the Inovio Territory, and (ii) upon expiration or termination of the Agreement (other than termination of the Agreement by Advaccine pursuant to Sections 13.4 or 13.5), an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, to use such Data generated and owned by Advaccine for the Development, Manufacture and Commercialization of the Vaccine or the Product in the Field in the Advaccine Territory.
(c)Product Materials. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free exclusive license, with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, solely to the extent reasonably necessary for the Development, Manufacture (with respect to Advaccine, solely to the extent applicable under Section 7.2) and Commercialization of the Vaccine and the Product in the Field in the other Party’s respective territory during the Term of this Agreement.
(d)Inventions. Inventorship of any Invention will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.
(i)Inovio Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Inovio, its Affiliates and their respective licensees (including Inovio Partners), including their employees, agents and contractors (“Inovio Inventions”) shall be solely and exclusively owned by Inovio. For clarity, any and all Inovio Inventions that are Controlled by Inovio and reasonably necessary for the Development, Manufacture and Commercialization of the Vaccine and the Product in the Field in the Advaccine Territory shall be included in the Inovio Technology licensed to Advaccine under Section 2.1(a), including any Patent rights therein.

(ii)Advaccine Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Advaccine, its Affiliates and their respective Sublicensees, including their employees, agents and contractors (“Advaccine Inventions”) shall be solely and exclusively owned by Advaccine. Advaccine shall disclose in writing to Inovio all Advaccine Inventions promptly following the generation, development, conception or reduction to practice thereof. Advaccine hereby grants Inovio (A) an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under the Advaccine Inventions in the Inovio Territory, and (B) upon expiration or termination of this Agreement (other than termination of this Agreement by Advaccine pursuant to Sections 13.4 or 13.5) an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, under the Advaccine Inventions in the Advaccine Territory, in each case of (A) and (B), solely for the Development, Manufacture and Commercialization of the Vaccine or the Products in the Field.

(iii)Joint Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Advaccine and Inovio, their Affiliates and respective Sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties, and, subject to the licenses set forth in this Agreement, each Party may freely exploit such Joint Inventions without any duty to account to the other Party. Each Party shall disclose in writing to the other Party all Joint Inventions promptly following the generation, development, conception or reduction to practice thereof. Advaccine hereby grants Inovio an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in such Joint Inventions (i) in the Inovio Territory, and (ii) upon termination of the Agreement (other than termination of the Agreement by Advaccine pursuant to Sections 13.4 or 13.5), in the Advaccine Territory, in each case of (i) and (ii), solely for the Development, Manufacture and Commercialization of the Vaccine or the Product in the Field. Inovio hereby grants Advaccine an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in such Joint Inventions in the Advaccine Territory solely for the Development, Manufacture and Commercialization of the Vaccine or the Product in the Field.
(e)Affiliates, Sublicensees and Subcontractors. Each Party shall ensure that each of its Affiliates, Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to it all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that each Party can comply with its obligations to the other Party under this Section 9.1.

9.2    Patent Prosecution.
(a)Definition. For the purpose of this Article 9, “prosecution” of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.
(b)Inovio Licensed Patents; Joint Patents. Except as set forth in Section 9.2(d), as between the Parties, Inovio shall have the sole right to prepare, file, prosecute and maintain or abandon the Inovio Licensed Patents on a worldwide basis. Except as set forth in Section 9.2(d), as between the Parties, Inovio shall have the sole right to prepare, file, prosecute and maintain or abandon the Joint Patents on a worldwide basis. Inovio shall provide Advaccine with a copy of the draft prepared for the filing of a Joint Patent, before the filing of such Joint Patent and will consider in good faith comments thereto provided by Advaccine in connection with the filing thereof. Inovio shall, at the request of Advaccine, provide Advaccine with regular updates on the prosecution of the Inovio Product-Specific Licensed Patents and Joint Patents in the Field in the Advaccine Territory. For clarity, Advaccine shall not have any rights pursuant to this Agreement with respect to any Inovio Licensed Patents in the Inovio Territory (including any Step-In Rights relating thereto).

(c)Advaccine Patents. Except as set forth in Section 0(d), as between the Parties, Advaccine shall have the sole right to prepare, file, prosecute and maintain or abandon the Advaccine Patents. Advaccine shall provide Inovio with a copy of the draft prepared for the filing of a Advaccine Patent, before the filing of such Advaccine Patent and will consider in good faith comments thereto provided by Inovio in connection with the filing thereof. Advaccine shall provide Inovio with regular updates on the prosecution of the Advaccine Patents in the Field in the Advaccine Territory.
(d)Step-In Rights. Either Party may cease prosecution and/or maintenance of any Patent that such Party is responsible for prosecuting and maintain pursuant to this Section 0 on a country-by-country basis by providing the other Party written notice reasonably in advance of such due date. If the responsible Party elects to cease prosecution or maintenance of the relevant Patent in a country, the other Party, shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Patent and in such country (“Step-In Rights”), provided that Advaccine may only exercise its Step-In Rights with respect to Joint Patents and Inovio Product-Specific Licensed Patents in the Advaccine Territory. If the other Party elects to continue prosecution or maintenance or elects to file additional applications following the responsible Party’s election to cease prosecution or maintenance pursuant to this Section 0(d), the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the responsible Party’s expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution or maintenance at the other Party’s sole expense.
(e)Cooperation. Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 0, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3    Patent Term Extensions in the Advaccine Territory. The JSC will discuss and recommend for which, if any, of the Patents within the Inovio Licensed Patents, Advaccine Patents and Joint Patents in the Advaccine Territory the Parties should seek patent term extensions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as which Patents such extensions should be sought for, (a) Inovio, in the case of Inovio Licensed Patents and Joint Patents, and (b) Advaccine, in the case of Advaccine Patents, shall have the final decision-making authority with respect to applying for any such patent term extension in the Advaccine Territory, and will act with reasonable promptness in light of the development stage of the Products to apply for any such patent term extension, where it so elects; provided, however, that if only one such Patent can obtain a patent term extension, the Parties will consult in good faith to determine which such Patent should be the subject of efforts to obtain a patent term extension, and further provided that, if an Inovio Licensed Patent is the only Patent that is eligible for a patent term extension with respect to a Product in the Advaccine Territory, then (i) Advaccine shall have the right, but not the obligation, to request Inovio to apply for such patent term extension at Advaccine’s sole discretion and cost, and (ii) upon Inovio’s receipt of such request, Inovio shall use Commercially Reasonable Efforts to apply for such patent term extension. Each Party will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 9.3 shall be borne by such Party.
9.4    Patent Enforcement.
(a)Notification; Information Sharing. If either Party becomes aware of any existing or threatened infringement of any Inovio Licensed Patent, Advaccine Patent or Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit or other action to enforce the Inovio Licensed Patents, Advaccine Patent and Joint Patent against such Infringement.
(b)Enforcement Rights.
(i)Inovio Product-Specific Licensed Patents; Joint Patents.
(1)Inovio shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Inovio Product-Specific Licensed Patent or Joint Patent in the Advaccine Territory, at Inovio’s cost and expense. If Inovio elects to commence a suit or other action to enforce the applicable Inovio Product-Specific Licensed Patent or Joint Patent against such Infringement in the Advaccine Territory, then Advaccine shall have the right to join such enforcement action upon written notice to Inovio, and the Parties shall share the cost and expense of such enforcement action equally. If Inovio notifies Advaccine in writing that it does not intend to commence a suit or other action to enforce the applicable Inovio Product-Specific Licensed Patent or Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of forty-five (45) Business Days following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Product in the Field in the Advaccine Territory, Advaccine shall have the right, but not the obligation, to commence such a suit or take such action, at Advaccine’s sole cost and expense; provided that, in the event the Person engaged in the Infringement of any Inovio Product-Specific Licensed Patent or Joint Patent in the Advaccine Territory is also engaged in such Infringement in the Inovio Territory, and Inovio has commenced a suit to secure the abatement of such Infringement in the Inovio Territory, then Inovio shall promptly notify Advaccine thereof and Advaccine shall not have the right to commence such suit or action without the prior written consent of Inovio, not to be unreasonably withheld. In such case, Inovio shall take appropriate actions in order to enable Advaccine to commence a suit or take the actions set forth in the preceding sentence.

(2)Neither Party shall settle any such suit or action under Section 9.4(b)(i)(1) in any manner that would negatively impact the Inovio Product-Specific Licensed Patents or Joint Patents or that would limit or restrict the ability of Advaccine to sell the Products in the Advaccine Territory, without the prior written consent of the other Party. For clarity, Advaccine shall not have the right to commence any such suit or action against any existing or threatened infringement of the Inovio Product-Specific Licensed Patents or Joint Patents outside the Advaccine Territory.
(ii)Advaccine Patents. Advaccine shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Advaccine Patent, at Advaccine’s cost and expense. If Advaccine elects to commence a suit to enforce the applicable Advaccine Patent against such Infringement, where such Infringement relates to the Commercialization in the Advaccine Territory of unauthorized products containing the Vaccine, then Inovio shall have the right to join such enforcement action upon notice to Advaccine, and in this case the Parties shall share the cost and expense of such enforcement action equally. If Advaccine notifies Inovio that it does not intend to commence a suit to enforce the applicable Advaccine Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of ninety (90) days, then Inovio shall have the right, but not the obligation, to commence such a suit or take such action, at Inovio’s cost and expense. In such case, Advaccine shall take appropriate actions in order to enable Inovio to commence a suit or take the actions set forth in the preceding sentence.
(c)Collaboration. Each Party shall provide to the Party bringing a claim, suit or action under Section 9.4(b) (the “Enforcing Party”) with reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.
(d)Expenses and Recoveries. The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when Inovio is the Enforcing Party and Advaccine elects to join the enforcement action. If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4(b), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:
(i)if (A) Inovio is the Enforcing Party under Section 9.4(b)(i)(1) and Advaccine elects to join the enforcement action and share the cost and expenses related thereto, or (B) Advaccine is the Enforcing Party under Section 9.4(b)(ii) and Inovio elects to join the enforcement action and share the cost and expenses related thereto: [***] of the remaining amounts shall be retained by Inovio, and [***] of the remaining amounts shall be paid to Advaccine;
(ii)if Inovio is the Enforcing Party (A) under Section 9.4(b)(i)(1) and Advaccine does not elect to join the enforcement action and share the cost and expenses related thereto, or (B) under Section 9.4(b)(ii): [***] of the remaining amounts shall be retained by Inovio, and [***] of the remaining amounts shall be paid to Advaccine;
(iii)if Advaccine is the Enforcing Party (A) under Section 9.4(b)(ii) and Inovio does not elect to join the enforcement action and share the cost and expenses related thereto, or (B) under Section 9.4(b)(i)(1): [***] of the remaining amounts shall be retained by Advaccine, and [***] of the remaining amounts shall be paid to Inovio.
(e)Sections 9.4(c) and 9.4(d) shall survive the termination of this Agreement solely with respect to any pending enforcement action initiated during the Term under this Section 9.4.
9.5    Third Party Infringement Claims. If the Manufacture, use or sale of the Products in the Field in the Advaccine Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Inovio or Advaccine (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Subject to Article 11, the Party for which the Infringement Action is brought against (the “Accused Party”) shall have the right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, the Accused Party agrees to keep the other Party reasonably informed of all material developments in connection with any such Infringement Action for which the Accused Party exercises its right to direct and control the defense. The Accused Party agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Subject to Article 11, if the Accused Party does not exercise its right to direct and control the defense of an Infringement Action that is brought against the other Party, then the other Party shall have such right and it shall agree to keep the Accused Party reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of the Accused Party, without the prior written consent of the Accused Party, which shall not be unreasonably withheld or delayed.
9.6    Trademarks.
(a)Subject to Section 9.6(c) below, Advaccine shall Commercialize the Products in the Field in the Advaccine Territory under any trademark owned or Controlled by Advaccine (the “Advaccine Product Mark”); provided that, prior to finalizing any Advaccine Product Mark, Advaccine shall provide Inovio with such proposed trademark and related trade dress and shall reasonably consider in good faith Inovio’s comments with respect thereto. Advaccine shall, and shall cause its Affiliates and Sublicensees to, use the Advaccine Product Mark solely in connection with the Development, Manufacturing, and Commercialization of the Products in the Field in the Advaccine Territory. Advaccine shall own all rights in the Advaccine Product Mark, and all goodwill in the Advaccine Product Mark shall accrue to Advaccine. Advaccine shall register and maintain, at Advaccine’s cost and expense, the Advaccine Product Marks in the Advaccine Territory.
(b)Subject to Section 9.6(c) below, Advaccine shall have the right to brand the Products in the Field in the Advaccine Territory with those trademarks of Advaccine that are associated with Advaccine’s name or identity (“Advaccine Housemarks”). Advaccine shall own all rights in the Advaccine Housemarks, and all goodwill in the Advaccine Housemarks shall accrue to Advaccine.
(c)In connection with Advaccine’s use of any Advaccine Product Mark or Advaccine Housemark, subject to Section 9.6(d), Advaccine shall not, and shall cause its Affiliates and their respective Sublicensees to not make any use of trademarks that are confusingly similar to any trademarks or housemarks of Inovio or its Affiliates (including the corporate name of Inovio or any of its Affiliates), without the prior written consent of Inovio.
(d)Notwithstanding anything to the contrary, to the extent required by applicable Laws, (i) Advaccine may include Inovio’s name and corporate logo on the Product label, packaging, promotional/marketing materials to indicate that the Product is in-licensed from Inovio, and shall display Inovio’s name and corporate logo with equal prominence and comparable size, resolution, print quality, and location, as instructed by Inovio from time to time, as Advaccine’s name and corporate logo is displayed, and (ii) Inovio hereby grants to Advaccine a non-exclusive, fully paid-up, royalty free, sublicensable license to use Inovio’s name and corporate logo solely for the Commercialization of the Product in the Field in the Advaccine Territory, to the extent consistent with the foregoing.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:
(a)Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;
(b)Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such

Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;
(c)No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Laws existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;
(d)No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;
(e)No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S.; and
(f)No Consents. No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.
10.2    Additional Representations and Warranties of Inovio. Inovio represents and warrants to Advaccine, as of the Effective Date, as follows:
(a)License. Inovio (i) has the right to grant the license that it grants in Section 2.1(a); and (ii) has not granted, and will not grant during the Term, any right to any Third Party that would conflict with the License that it grants in Section 2.1(a) or rights granted to Advaccine hereunder;
(b)Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging that (i) any research, development, manufacture, or commercialization of a Product by Inovio prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development, Manufacture, or Commercialization of the Vaccine and the Products in the Advaccine Territory would infringe or misappropriate the intellectual property rights of such Third Party; to Inovio’s actual knowledge, except as otherwise disclosed to Advaccine prior to the Effective Date, the Development, Manufacture or Commercialization of the Vaccine and theProducts does not infringe or misappropriate any intellectual property rights of any Third Party;

(c)Non-Infringement of Rights by Third Parties. To Inovio’s actual knowledge, no Third Party is infringing or has infringed the Inovio Product-Specific Licensed Patents as of the Effective Date;
(d)Non-Assertion by Third Parties. To Inovio’s actual knowledge, no Third Party has asserted in writing that the issued patents within the Inovio Licensed Patents set forth in Exhibit A are invalid or unenforceable;
(e)No Proceeding. There is no pending, and to Inovio’s actual knowledge, no threatened, adverse action, suit or proceeding against Inovio involving any Inovio Technology or the safety (including any product liability claim) of a Product;
(f)Prosecution of Inovio Licensed Patents. Except with respect to any Inovio Product-Specific Licensed Patents for which Inovio has ceased prosecution and/or maintenance and granted Advaccine Step-In Rights therewith pursuant to Section 9.2(d), all maintenance fees, annuity payments, and similar payments relating to the Inovio Product-Specific Licensed Patents in the Advaccine Territory have been made, and during the Term will be made, in a timely manner. To Inovio’s actual knowledge, prior to the Effective Date, Inovio has not taken action or failed to undertake an action, in connection with filing, prosecuting and maintaining the Inovio Product-Specific Licensed Patents set forth in Exhibit A in the Advaccine Territory in violation of any applicable Laws;
(g)Compliance with Laws. To Inovio’s actual knowledge, Inovio has complied with all applicable Laws in connection with the prosecution of the Inovio Product-Specific Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws;
(h)Inovio Licensed Patents. Inovio does not have actual knowledge of any Information which leads it to believe that any issued patents included in the Inovio Licensed Patents set forth in Exhibit A are invalid or unenforceable; and
(i)No Conflicts. Inovio has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Advaccine under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Advaccine under this Agreement, or that would otherwise materially conflict with or adversely affect Advaccine’s rights under this Agreement.
10.3    Additional Representations and Warranties of Advaccine. Advaccine represents and warrants to Inovio that, to Advaccine’s knowledge as of the Effective Date Advaccine does not Control any Patent that is necessary to make, use, import, offer for sale or sell the Products in the Field.
10.4    Compliance with Laws.
(a)Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees will, comply in all respects with Proper Conduct Practices, and all applicable Laws

(including all applicable Laws regarding data privacy) in the Development, Manufacturing, and Commercialization of the Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.
(b)Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Product hereunder. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.
(c)Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training. For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.4(a) or 10.4(b) with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4.
10.5    Additional Covenants. In addition to any covenants made by Advaccine elsewhere in this Agreement:
(a)Advaccine hereby covenants to Inovio that neither Advaccine nor any of its Affiliates or Sublicensees, will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable applicable Laws outside the U.S., in connection with activities relating to any Product; and in the event that Advaccine becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Advaccine or any of its Affiliates with respect to any activities relating to any Product, Advaccine will immediately notify Inovio in writing and Advaccine will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Product; and
(b)Each Party hereby covenants to the other Party that neither such Party nor any of its Affiliates, nor any of their respective employees shall use any confidential information obtained from any Third Party (including any prior employer) to which such Party or any of its Affiliates, or any of their respective employees has a duty to keep in confidence such information, directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, unless consented to in writing by such Third party, and such Party shall be solely responsible and liable for, and shall indemnify the other Party pursuant to Article 11 in connection with, any breach of this covenant by such Party, any of its Affiliates, or their respective employees.
10.6    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FOR CLARITY AND WITHOUT LIMITING THE FOREGOING, INOVIO MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE PRODUCTS OR INOVIO TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.
ARTICLE 11
INDEMNIFICATION
11.1    Indemnification by Inovio. Inovio shall defend, indemnify, and hold Advaccine and its Affiliates and their respective officers, directors, employees, and agents (the “Advaccine Indemnitees”) harmless from and against any and all losses, damages, liabilities, actually incurred expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Advaccine Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of the Products in the Field in the Advaccine Territory by or on behalf of Inovio or its Affiliates prior to the Prior Effective Date with respect to Greater China and prior to the Effective Date outside of Greater China, (b) the conduct of the Global Phase 3 Study under this Agreement, (c) the Development, Manufacture, or Commercialization of the Products in the Inovio Territory, (d) the breach of any of Inovio’s obligations under this Agreement, including Inovio’s representations, warranties or covenants set forth herein, (e) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Inovio (except to the extent that such Claim arises from Advaccine’s provision of false, misleading, inaccurate or incomplete information to Inovio under Section 5.8 or Advaccine’s breach of its obligations under the Pharmacovigilance Agreement) or (f) the willful misconduct or negligent acts of any Inovio Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Advaccine Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Inovio’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Advaccine is obligated to indemnify the Inovio Indemnitees under Section 11.2.
11.2    Indemnification by Advaccine. Advaccine shall defend, indemnify, and hold Inovio and its Affiliates and their respective officers, directors, employees, and agents (the “Inovio Indemnitees”) harmless from and against any and all Losses to which any Inovio Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of the Products by or on behalf of Advaccine or its Affiliates or

Sublicensees on or after the Prior Effective Date with respect to Greater China and on or after the Effective Date outside of Greater China (except to the extent that any such activities are conducted by or on behalf of Inovio or its Affiliates) (including any Infringement Actions), (b) the breach of any of Advaccine’s obligations under this Agreement, including Advaccine’s representations, warranties, or covenants set forth herein, or (c) the willful misconduct or negligent acts of any Advaccine Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Inovio Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Advaccine’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Inovio is obligated to indemnify the Advaccine Indemnitees under Section 11.1.
11.3    Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11. Notwithstanding anything contained in this Section 11.3, the provisions of Section 9.5 shall govern the defense of any Infringement Actions. Additionally, in the event that Inovio has elected to defend any such Infringement Action, then Advaccine shall not be obligated to indemnify Inovio for any Claims related to such Infringement Action; rather, the Parties shall share equal responsibility for any Losses resulting therefrom.
11.4    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.5 OR ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

11.5    Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance.
ARTICLE 12
CONFIDENTIALITY
12.1    Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;
(d)was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e)was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
12.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of the Product; or (iii) for the prosecuting or defending litigation as contemplated herein;

(b)such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or Sublicensees, (including Inovio Partners) on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement; or
(c)such disclosure is (i) reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges (the “Securities Regulators”, including without limitation to, the Securities and Futures Commission of Hong Kong, The Stock Exchange of Hong Kong Limited, the China Securities Regulatory Commission, the Shanghai Stock Exchange or the U.S. Securities and Exchange Commission), court order, administrative subpoena or order; or (ii) at the request of applicable Securities Regulators, or reasonably anticipated by one Party that such disclosure will be required by applicable Laws or applicable Securities Regulators; and
(d)solely with respect to the terms of this Agreement and excluding disclosure of any other Confidential Information, such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a), 12.2(c) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
12.3    Publicity; Terms of Agreement.
(a)The Parties agree that the existence or terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.
(b)If either Party desires to make a public disclosure concerning the existence or terms of this Agreement, such Party shall give the proposed text of such disclosure to the other Party reasonably in advance (but in any case no less than three (3) Business Days prior to the disclosure) for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within three (3) Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). In addition, where required by applicable Laws, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Advaccine Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, including the results of any Clinical Trial of the Products, whether in the Advaccine Territory or the Inovio Territory; provided that such Party shall provide the proposed text of such disclosure to the other Party at least one (1) Business Day in advance, and the other Party shall provide its comments thereto within such one (1) Business Day. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.
(c)The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities, including, without limitation, the U.S. Securities and Exchange Commission (the “SEC”). Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.
12.4    Technical Publication. Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or otherwise pertaining to the Development of the Vaccine or the Products in the Advaccine Territory, without the opportunity for prior review and comment by the other Party in accordance with this Section 12.4, except to the extent required by applicable Laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any such proposed publication at least five (5) calendar days for abstracts ten (10) calendar days for manuscripts prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within three (3) calendar days for abstracts and seven (7) calendar days for manuscripts after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. Further, if Inovio reasonably determines and notifies Advaccine that a proposed publication is reasonably likely to result in Adverse Risk in the Inovio Territory, Advaccine shall not submit such publication unless and until the Parties agree to a proposal to mitigate such Adverse Risk. In addition, the Party seeking publication shall delay the submission for a period up to thirty (30) calendar days in the event that the other Party can demonstrate reasonable need for such delay for the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within the specified time frame, such other Party shall be deemed to not have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 12.4. The

Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications in accordance with scientific practices.
12.5    Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.
ARTICLE 13
TERM AND TERMINATION
13.1    Term. The term of this Agreement (the “Term”) shall commence upon the Prior Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of the Royalty Term on a Region-by-Region basis. Upon the expiration (but not early termination) of this Agreement, on a Region-by-Region basis, the licenses granted hereunder by Inovio to Advaccine shall become fully paid-up and royalty free; provided that such licenses shall thereafter be granted on a non-exclusive basis.
13.2    Termination by Advaccine. Advaccine may terminate this Agreement in its entirety for convenience upon (i) nine (9) months prior written notice to Inovio (if such notice is provided before the First Commercial Sale in any Region) or (ii) eighteen (18) months prior written notice to Inovio (if such notice is provided following the First Commercial Sale in any Region); provided, however, that in each case under (i) and (ii) Inovio may, in its discretion, upon prior written notice to Advaccine accelerate the effectiveness of such termination to the extent permitted by Law in the Advaccine Territory.
13.3    Termination by Inovio.
(a)Inovio may terminate this Agreement upon written notice to Advaccine, if Advaccine ceases all Development (including all regulatory activities) or all Commercialization of the Products (including through Sublicensees and contractors) in the Advaccine Territory for a period of nine (9) or more consecutive months, unless Development or Commercialization of the Products was prevented throughout such period by a force majeure for which Advaccine provided notice pursuant to Section 15.2 prior to or at the start of such period and that persisted throughout such period despite Advaccine’s Commercially Reasonable Efforts to remove or mitigate it. Such termination shall go into effect on the date specified in the applicable termination notice. For clarity, a delay by Regulatory Authorities and/or a decision by Regulatory Authorities to suspend a Clinical Trial (e.g., a “regulatory hold”) shall not give Inovio the right to terminate this Agreement under this Section 13.3(a), so long as Advaccine continues to use Commercially Reasonable Efforts to remove such regulatory hold.
(b)Inovio may terminate this Agreement in its entirety upon thirty (30) days’ prior written notice to Advaccine, if Advaccine or its Affiliates or their respective Sublicensees

(directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Inovio Licensed Patent, unless during such thirty (30)-day period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event a Sublicensee of Advaccine initiates such challenge, Inovio may not terminate this Agreement if (i) Advaccine successfully causes such Sublicensee to abort such challenge within such thirty (30)-day period, or (ii) Advaccine (A) provides Inovio a written notice of its intent to terminate its sublicense with such Sublicensee within such thirty (30)-day period, and (B) successfully terminates such sublicense within such thirty (30)-day period.
13.4    Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement (including, with respect to Advaccine, any failure to make a payment under Section 8.1(b) (whether to Inovio or directly to any Third Party service provider) when due) and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) (or thirty (30) days in case of failure to make a payment due under this Agreement for reasons other than that set forth in Section 8.6) days from the date of such notice; provided that, if either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties agree to resolve the dispute as expeditiously as possible under Article 14. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Each Party hereby acknowledges that as of the Effective Date such Party is not aware of any material breach by the other Party or any other events of termination under Section 13.3 and 13.5 of the Prior Agreement. Notwithstanding the foregoing, in the event of any failure by Advaccine to make a payment under Section 8.1(b) (whether to Inovio or directly to any Third Party service provider) when due), Inovio’s right to terminate this Agreement shall not include the territory of Greater China, rather such termination right shall be limited to the Advaccine Territory (other than Greater China).
13.5    Termination Due to Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors (each, an “Insolvency Event”).
13.6    Effect of Termination. Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):
(a)Licenses. All licenses and other rights granted by Inovio to Advaccine under this Agreement shall terminate. Inovio shall have a reversion of all rights previously licensed to Advaccine hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis, itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Products in the Field in the Advaccine Territory at Inovio’s discretion.
(b)Wind-Down. Advaccine will (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which it has responsibility hereunder in which patient dosing has commenced or, (ii) unless if this Agreement is terminated by Advaccine pursuant to Sections 13.4 or 13.5, at Inovio’s reasonable request, (A) transfer to Inovio of its designee such Clinical Trial to the extent permitted under applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such Clinical Trials and Inovio shall reimburse Advaccine its reasonable, out-of-pocket costs associated therewith. For clarity, except as provided for above, Advaccine may transfer to Inovio or its designee or wind-down any ongoing Clinical Trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Advaccine will be responsible for any costs associated with such transfer or wind-down. Notwithstanding the foregoing, if this Agreement is terminated by Advaccine pursuant to Sections 13.4 or 13.5, then Inovio will be responsible for any costs associated with such wind-down.
(c)Regulatory Materials; Data. Except if this Agreement is terminated by Advaccine pursuant to Sections 13.4 or 13.5, Advaccine shall (i) provide and assign to Inovio or its designee all Regulatory Materials, including Regulatory Approvals, for the Products to the extent possible under applicable Laws in the Advaccine Territory, (ii) promptly provide to Inovio all Data (to the extent not already provided to Inovio), including pharmacovigilance data, generated by or on behalf of Advaccine, and (iii) promptly return or destroy, at Inovio’s election, all Confidential Information of Inovio.
(d)Trademarks. Except if this Agreement is terminated by Advaccine pursuant to Sections 13.4 or 13.5, upon Inovio’s written request, Advaccine shall grant to Inovio, effective as of the date of such request, an exclusive, transferable, fully paid-up, royalty free, sublicensable license to use Advaccine Product Marks in connection with the Commercialization of the Products in the Advaccine Territory (and excluding, for clarity, any Advaccine Housemarks).
(e)Transition Assistance. Upon Inovio’s reasonable request, (i) Advaccine shall provide such assistance as may be reasonably necessary or useful for Inovio to continue the Development and Commercialization of the Products in the Advaccine Territory, to the extent Advaccine or its Affiliate is then performing or having performed such activities, including upon the reasonable request of Inovio, assigning (to the extent Advaccine has rights to assign) or using Commercially Reasonable Efforts to amend as appropriate any agreements or arrangements Advaccine or its Affiliate have with any Third Party for the Development, distribution, sale or otherwise Commercialization of the Products; and (ii) Advaccine shall provide Inovio with copies of any promotional and marketing materials generated by or on behalf of Advaccine with respect to the Products prior to the effective date of termination. If this Agreement is terminated by Advaccine pursuant to Sections 13.4 or 13.5, Inovio shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Advaccine. If this Agreement is terminated by Advaccine pursuant to Section 13.2 or by Inovio pursuant to Sections 13.3, 13.4, or 13.5, Advaccine shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Advaccine.
(f)Inventory. In the event that this Agreement is terminated in its entirety, Inovio shall have the right, but not the obligation, to purchase any and all of the inventory of the Products held by Advaccine or its Affiliates as of the date of termination, at a price equal to the transfer price paid by Advaccine to Inovio for such inventory. Notwithstanding the foregoing, if this Agreement is terminated by Advaccine pursuant to Sections 13.4 or 13.5, upon Advaccine’s request, at its sole discretion, Inovio shall re-purchase any and/or all of its inventory of the Products, at a price equal to the transfer price paid by Advaccine to Inovio (if supplied by Inovio) or Advaccine’s manufacturing cost (if manufactured by Advaccine or its subcontractor) therefor. Advaccine shall also have the right to continue to be permitted to sell such inventory for up to at least twelve (12) months after the effective date of termination of this Agreement.
13.7    Survival. Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination (including with respect to any payments that have accrued prior to the effective date of expiration or termination of this Agreement). Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.4, 4.5, 8.5 through 8.9 (inclusive), 9.1(a), 9.1(b), 9.1(d), 10.6, 13.6, 13.7 and 13.8 and Articles 1, 11, 12, 14 and 15.
13.8    Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
ARTICLE 14
DISPUTE RESOLUTION
14.1    Disputes; Internal Resolution. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.2(d), if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of Inovio (or one of its Affiliates) and Advaccine (the “Executive Officers”) for attempted resolution by good faith negotiations within thirty (30) days after notice referring to the dispute is received. If the dispute is not resolved within such thirty (30) days, then the dispute shall be resolved by arbitration in accordance with Section 14.2 and thereafter neither Party shall have any further obligation under this Section 14.1. Notwithstanding the foregoing, and without waiting for the expiration of any such thirty (30)-day periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.
14.2    Arbitration. All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force and as may be amended by the rest of this clause.
(a)The seat, or legal place, of arbitration shall be the Republic of Singapore. There shall be three (3) arbitrators, with two (2) arbitrators to be respectively nominated by each Party and the third (presiding) arbitrator to be appointed by SIAC. The language of the arbitration shall be English.
(b)Any decision or arbitral award of SIAC shall be final and binding on each Party. If any Party fails to implement the final arbitral award, the other Party may file an application for the enforcement of the arbitral award to a court with competent jurisdiction. The costs of arbitration shall be borne by the losing Party or as otherwise determined by the arbitral tribunal.
(c)In the course of arbitration, the Parties shall make Commercially Reasonable Efforts to continue to implement the Agreement except for those matters subject to arbitration.
(d)Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.
(e)The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.
(f)For avoidance of doubt, nothing contained in this Section 14.2 shall operate as a restriction on a Party's rights to terminate this Agreement pursuant to Article 13.
14.3    Governing Law. This Agreement shall be governed by and construed under, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with,

the laws of the State of New York, U.S., without regard to the conflicts of law provisions thereof. The United Nations Convention on International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.
ARTICLE 15
MISCELLANEOUS
15.1    Entire Agreement; Amendment. This Agreement, including the Schedules and Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof (other than the Non-Exclusive License Agreement, and that certain Research Service Contract dated December 30, 2020), including the Prior Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement or the Prior Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
15.3    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested, or (c) if sent by electronic mail, upon electronic confirmation of receipt.
If to Inovio:     Inovio Pharmaceuticals, Inc.

600 W. Germantown Pike, Suite 110
Plymouth Meeting, PA 19462
Attn: [***]
Email : [***]

    with copies to (which shall not constitute notice):

    Inovio Pharmaceuticals, Inc.
600 W. Germantown Pike, Suite 110
Plymouth Meeting, PA 19462
Attn: [***]
Email : [***]

and

Cooley LLP
500 Boylston Street
Boston, MA 02116-3737
USA
    Attn: [***]
Email : [***]

If to Advaccine:     Advaccine Biopharmaceuticals Suzhou Co., Ltd.
    18 Qingqiu Road
    Suzhou, China
Attn: [***]
Email : [***]

with copies to (which shall not constitute notice):

[***]
Partner
Sidley Austin LLP
Suite 608, Tower C2
Oriental Plaza, Beijing
1000738 China
Email: [***]

15.4    No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.
15.5Assignment; Change of Control.
(a)Except as provided in Section 15.5(b), this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
(b)Notwithstanding the foregoing, Inovio may, without the consent of Advaccine, (i) assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Inovio, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction; (ii) sell or otherwise assign to any Third Party Inovio’s right to receive any payment (or portion thereof) from Advaccine under this Agreement, and/or (iii) grant a security interest in its rights, title and interest in, to and under this Agreement. If Inovio sells or assigns to any Third Party a right to receive a portion or all of its payments under this Agreement, such Third Party shall also have the right to receive the information received by Inovio pursuant to this Agreement and to conduct audits in accordance with Section 8.8 and Advaccine shall, at Inovio’s request, cooperate to facilitate the provision of any such information and the payment of any such amounts directly to such Third Party.
(c)Notwithstanding the foregoing, Advaccine may without consent of Inovio, assign this Agreement or delegate its rights and obligations hereunder in whole or in part to an Affiliate of Advaccine (provided that in such case, Advaccine shall inform Inovio of such assignment or delegation and remain responsible for the performance of its Affiliate under this Agreement), or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.
15.6    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.8    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitral tribunal constituted in accordance with Section 14.2, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.9    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.10    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.11    English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
15.12    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed via electronic signature or via the exchange of signed portable document format (“PDF”) versions of this Agreement. Such electronic signatures, and signatures on PDF versions of this Agreement, will be considered the legally binding equivalent of wet-ink, original, hand-written signatures.
15.13    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the U.S. Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. Upon the occurrence of any Insolvency Event with respect to a Party (the “Insolvent Party”), the Insolvent Party agrees that the other Party (the “Non-Insolvent Party”), as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Laws. Each Party shall, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. Each Party agrees and acknowledges that “embodiments” of intellectual property within the meaning of Section 365(n) include, without limitation, laboratory notebooks, cell lines, product samples and inventory, research studies and data, Regulatory Approvals and Regulatory Materials, in each case to the extent related to the Products. If (i) a case is commenced during the Term by or against a Party under the Bankruptcy Laws, (ii) this Agreement is rejected as provided for under the Bankruptcy Laws, and (iii) the Non-Insolvent Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Insolvent Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall (x) provide to the Non-Insolvent Party immediately upon the Non-Insolvent Party’s written request copies of all such intellectual property (including embodiments thereof) held by the Insolvent Party and such successors and assigns, or otherwise available to them, and (y) not interfere with the Non-Insolvent Party’s rights under this Agreement, or any related agreements between the Parties, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in the Bankruptcy Laws. Whenever the Insolvent Party or any of its successors or assigns provides to the Non-Insolvent Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.13, the Non-Insolvent Party shall have the right to perform the Insolvent Party’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the Non-Insolvent Party shall release the Insolvent Party from liability resulting from rejection of the license or the failure to perform such obligations. All rights, powers and remedies of the Non-Insolvent Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties that the rights granted to the Parties under this Section 15.13 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy. The Parties agree that they intend the following rights to extend to the maximum extent permitted by applicable Laws, and to be enforceable under Section 365(n) of Title 11 of the U.S. Code: (A) the right of access to any intellectual property (including embodiments thereof) of the Insolvent Party, or any Third Party with whom the Insolvent Party contracts to perform an obligation of the Insolvent Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Manufacture and Commercialization of Products; and (B) the right to contract directly with any Third Party to complete the contracted work upon failure of the Insolvent Party to comply with its applicable obligations.
{Signature Page Follows}

In Witness Whereof, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Inovio Pharmaceuticals, Inc. By: /s/ J. Joseph Kim Name: J. Joseph Kim, PhD Title: President & CEO	Advaccine Biopharmaceuticals Suzhou Co., Ltd. By: /s/ Jane Yu Name: Jane Yu Title: President

LIST OF EXHIBITS

Schedule 1.4:    Advaccine Territory
Schedule 1.39:    Global Phase 3 Study
Schedule 1.40:    Global Phase 3 Study Plan
Exhibit A:    Inovio Licensed Patents
Exhibit B:    Inovio Licensed Know-How

Schedule 1.4
Advaccine Territory

1.Kazakhstan 2.Uzbekistan 3.Turkmenistan 4.Tajikistan 5.Kyrgyz Republic 6.Afghanistan 7.Mongolia 8.Bangladesh 9.Sri Lanka 10.Nepal 11.Maldives 12.Bhutan	13. Indonesia 14. Thailand 15. Philippines 16. Vietnam 17. Singapore 18. Malaysia 19. Myanmar 20. Cambodia 21. Laos 22. Brunei 23. Timor-Leste	24. Iraq 25. Jordan 26. Azerbaijan 27. Cyprus 28. Yemen 29. Lebanon 30. Georgia 31. Armenia 32. Pakistan 33. Turkey

Schedule 1.39
Global Phase 3 Study

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Schedule 1.40
Global Phase 3 Study Plan

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Exhibit A
Inovio Licensed Patents

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Exhibit B
Inovio Licensed Know-How

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